EXHIBIT 2.1
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of September 23, 2024
among
UW HOLDINGS, LLC,
UW INTERCO, LLC,
and
APOGEE ENTERPRISES, INC.
relating to the purchase and sale
of
100% of the Membership Interests
of
UW INTERCO, LLC

TABLE OF CONTENTS
Page
Section 1.01    Definitions; Cross References    1
ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale    16
Section 2.02    Purchase Price    16
Section 2.03    Closing    17
Section 2.04    Payments and Deliveries by Buyer    17
Section 2.05    Deliveries by Seller and the Company    18
Section 2.06    Payoff Letters; Estimated Closing Statement    18
Section 2.07    Post-Closing Purchase Price Adjustment    19
Section 2.08    Escrow Arrangements    23
Section 2.09    Withholding    23
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Section 3.01    Organization and Good Standing    23
Section 3.02    Authorization; Validity of Agreements    24
Section 3.03    Consents and Approvals; No Violations    24
Section 3.04    Capitalization; Subsidiaries    25
Section 3.05    Financial Statements    27
Section 3.06    No Undisclosed Liabilities    28
Section 3.07    Absence of Certain Changes    28
Section 3.08    Real Property    28
Section 3.09    Proceedings; Orders    30
Section 3.10    Compliance with Laws; Permits    30
Section 3.11    Intellectual Property    32
Section 3.12    Material Contracts    34
Section 3.13    Insurance Coverage    38
Section 3.14    Environmental Matters    38
Section 3.15    Employee Benefit Plans    39
Section 3.16    Labor Matters    41
Section 3.17    Taxes    43
Section 3.18    Brokers’ or Finders’ Fees    45
Section 3.19    Affiliate Transactions    45
Section 3.20    Title to Assets    45
Section 3.21    Customers and Suppliers    46
Section 3.22    Inventory    46
Section 3.23    Product Liability; Product Warranty    46
i

Section 3.24    Data Privacy; Cybersecurity    47
Section 3.25    No Additional Representations    48
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Section 4.01    Organization and Good Standing    48
Section 4.02    Authorization; Validity of Agreements    49
Section 4.03    Consents and Approvals; No Violations    49
Section 4.04    Title to Equity; Liens    50
Section 4.05    Brokers’ or Finders’ Fees    50
Section 4.06    No Additional Representations    51
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Section 5.01    Organization    51
Section 5.02    Authorization; Validity of Agreement    51
Section 5.03    Consents and Approvals; No Violations    52
Section 5.04    Proceedings; Orders    53
Section 5.05    Purchase for Investment    53
Section 5.06    Sufficiency of Funds    53
Section 5.07    Brokers or Finders    54
Section 5.08    Independent Investigation By Buyer; No Reliance    54
Section 5.09    Solvency    55
Section 5.10    No Additional Representations    55
ARTICLE VI

COVENANTS OF THE COMPANY AND SELLER
Section 6.01    Maintenance of the Business    55
Section 6.02    Conduct of the Business Pending the Closing    56
Section 6.03    Access to Information    59
Section 6.04    Exclusivity    61
Section 6.05    Notification of Certain Matters    61
Section 6.06    Affiliate Transactions    62
Section 6.07    Third Party Consents; Notices    62
Section 6.08    Litigation    62
Section 6.09    Confidentiality    63
Section 6.10    Insurance    63
Section 6.11    Restrictive Covenants    63
Section 6.12    Inventory Inspection    65
Section 6.13    Payoff Letters    65

Section 6.14    Casualty Loss    65
Section 6.15    Internal Restructuring    65
Section 6.16    Intercompany Loans    66
Section 6.17    Intellectual Property Matters    66
ARTICLE VII

COVENANTS OF BUYER
Section 7.01    Access    66
Section 7.02    Directors’ and Officers’ Indemnification; Insurance    67
Section 7.03    Employee Matters    69
Section 7.04    R&W Insurance Policy    71
Section 7.05    280G Matters    71
ARTICLE VIII

OTHER COVENANTS OF THE PARTIES
Section 8.01    Reasonable Best Efforts; Further Assurances    72
Section 8.02    Antitrust Filings/Consents    72
Section 8.03    Public Announcements    74
Section 8.04    Taxes    74
ARTICLE IX

CONDITIONS TO CLOSING
Section 9.01    Conditions to Obligations of Buyer and Seller    76
Section 9.02    Conditions to Obligation of Buyer    76
Section 9.03    Conditions to Obligation of Seller    77
ARTICLE X

SURVIVAL; R&W POLICY; EXCLUSIVE REMEDY
Section 10.01    Survival of Representations, Warranties and Covenants    78
Section 10.02    R&W Policy; Exclusive Remedy    78
ARTICLE XI

TERMINATION
Section 11.01    Grounds for Termination    78
Section 11.02    Effect of Termination    79

ARTICLE XII

MISCELLANEOUS
Section 12.01    Notices    80
Section 12.02    Amendments and Modifications    81
Section 12.03    Waiver    81
Section 12.04    Disclosure Schedules References    81
Section 12.05    Expenses    81
Section 12.06    Assignment    82
Section 12.07    Parties in Interest    82
Section 12.08    Governing Law    82
Section 12.09    Jurisdiction    82
Section 12.10    Waiver of Jury Trial    83
Section 12.11    Relationship of the Parties    83
Section 12.12    Counterparts    84
Section 12.13    Third-Party Beneficiaries    84
Section 12.14    Entire Agreement    84
Section 12.15    Severability    84
Section 12.16    Specific Performance    85
Section 12.17    Rules of Construction    85
Section 12.18    Headings    85
Section 12.19    Non-Recourse    85
Section 12.20    No Set-Off    86
Section 12.21    Interpretation    86
Section 12.22    Conflicts and Privilege    87
Section 12.23    Release    88

Exhibits
Exhibit A—Accounting Principles
Exhibit B—Form of Escrow Agreement

Schedules
Company Disclosure Schedules

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2024, is made by and among UW Holdings, LLC, a Delaware limited liability company (“Seller”), UW Interco, LLC, a Delaware limited liability company (the “Company”), and Apogee Enterprises, Inc., a Minnesota corporation (“Buyer”). Each of Seller, the Company and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Seller is the record and beneficial owner of all of the membership interests (the “Company Interests”) of the Company, which constitutes one hundred percent (100%) of the issued and outstanding equity interests of the Company; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Interests held by Seller, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, each of the Persons listed on Section 1.1 of the Company Disclosure Schedules has executed and delivered to Buyer a letter agreement (the “Letter Agreements”) pursuant to which such Person has agreed to, among other things, certain restrictive covenants and other undertakings, in furtherance of the transactions contemplated by this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I

DEFINITIONS; CROSS REFERENCES
1.Definitions; Cross References.
(a)For purposes of this Agreement, the following terms have the following meanings:
“Accounting Principles” means the accounting principles, practices, procedures, policies and methods (including classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) set forth on Exhibit A hereto.
“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” means with respect to the Acquired Companies, any agreement, Contract, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), in each case, whether orally or in writing, or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, any Acquired Company or from Seller, by any Person or Group (other than Buyer, Seller or any Acquired Company) of any Equity Interests of the Company or any Acquired Company or any tender offer or exchange offer involving the Company or any Acquired Company, or any merger, consolidation, business combination or similar transaction involving the Company or any Acquired Company; (B) any sale (other than sales of inventory in the Ordinary Course of Business), lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of more than ten percent (10%) of the assets of the Company or any Acquired Company in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company or any Acquired Company, or any extraordinary dividend or distribution, whether of cash or other property.
“Affiliate” of any particular Person means any other Person (directly or through one or more intermediaries) controlling, controlled by or under common control with such particular Person, for so long as such control exists, and “control” for the purposes of this definition means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Law” means any applicable Law relating to (a) anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official, and (b) anti-money laundering, including the Patriot Act.
“Antitrust Division” means the Antitrust Division of the Department of Justice of the United States.
“Antitrust Laws” means any of the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.
“Business” means the business of design, manufacture, coating, distribution, development, marketing and sale of hard surface products for sublimation and mezzanine decking products, as well as the formulation and manufacture of ultraviolet and electron beam finishes, all as carried on by the Acquired Companies as of the date hereof or as of the Closing Date.

“Business Confidential Information” means information, including inventions, ideas, know-how, technology and processes not otherwise protected by Patents or published patent applications, program listings, business information, and Trade Secrets to the extent arising from, used in, or otherwise relating to the Business or any of the Acquired Companies, including information of Third Parties under an obligation of confidentiality.
“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Buyer Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair the ability of Buyer to consummate the Transactions.
“Cash” means, with respect to the Acquired Companies as of any date: (i) all cash and cash equivalents (including bank account balances, marketable securities, and short term investments convertible into cash within thirty (30) days) held by the Acquired Companies on a combined basis, plus (ii) all deposited but uncleared bank deposits, checks, credit card receivables, and amounts on deposit with or due from e-commerce payment processors (e.g., PayPal), less (iii) issued but uncleared checks, wires and drafts, in each case, as determined in accordance with GAAP and the Accounting Principles. Notwithstanding the foregoing, (x) “Cash” shall not include (A) collateral and security deposits and similar amounts that are not freely usable by the Acquired Companies because they are subject to restrictions or limitations on use or distribution, (B) any restricted cash as defined under GAAP, or (C) any amounts held by Subsidiaries of the Company that are not wholly owned by the Company and (y) “Cash” shall exclude the amount of any insurance proceeds actually paid to the Acquired Companies in respect of any Casualty Loss, net of the Acquired Companies’ collection costs in respect thereof.
“Closing Balance Sheet” means an unaudited consolidated balance sheet of the Company immediately prior to the Closing.
“Closing Cash” means Cash held by the Acquired Companies immediately prior to the Closing.
“Closing Indebtedness Amount” means the Indebtedness of the Acquired Companies immediately prior to the Closing.
“Closing Net Working Capital” means Net Working Capital immediately prior to the Closing.
“Closing Repaid Indebtedness” means each item of Indebtedness of the Acquired Companies for borrowed money owed to Third Parties that is listed in Section 6.13 of the Company Disclosure Schedules; provided that no such Indebtedness shall be deemed to constitute Closing Repaid Indebtedness for purposes of Section 2.04(a)(iii) unless a draft and final duly executed Payoff Letter in respect thereof shall have been timely delivered to Buyer in accordance with Section 6.13 and Section 2.06(a), respectively.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.
“Company Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03(a)(i), Section 3.04 and Section 3.18.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Acquired Company.
“Company Material Adverse Effect” means any change, event, circumstance, state of facts, development, condition, occurrence or effect that, individually or in the aggregate, (A) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (B) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of Seller or any of the Acquired Companies to consummate the Transactions or timely perform their obligations under the Transaction Documents; provided, however, that, solely for purposes of the foregoing clause (A), none of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred: (i) changes in conditions generally affecting any industry or industries in which the Acquired Companies operate; (ii) changes in general economic, regulatory or political conditions in the United States, in any country in which any Acquired Company conducts business or in the global economy as a whole; (iii) changes in the securities, credit, banking, capital or financial markets in general; (iv) changes in Law or GAAP or the official interpretation of any of the foregoing; (v) any epidemics, pandemics, natural disasters or weather conditions, or any national or international political or social conditions, including quarantine orders, travel restrictions, terrorism, armed hostilities, sabotage, war or any escalation or worsening thereof; (vi) the announcement or pendency of the Transactions, including by reason of the identity of Buyer or any communication by Buyer regarding its plans or intentions with respect to the Acquired Companies, including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, joint venture partners, employees or independent contractors (it being understood that this clause (vi) shall not apply with respect to any representations or warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from such matters or the impact thereof on the foregoing, including Section 3.03, Section 3.11(h), Section 3.15(e), Section 3.24(a), Section 4.03, or any related closing condition set forth in Article IX); (vii) any action taken (or failure to act) by Seller or any Acquired Company that is required by the terms of this Agreement (other than Section 6.01 and Section 6.02); or (viii) any failure by any Acquired Company to meet its internal budgets, plans or projections of its revenues, earnings, results of operations, cash flows or other measures of financial or operating performance, including any budgets, plans or projections previously made available to Buyer (provided, however, that the foregoing events giving rise to such failure shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise included in sub-clauses (i) through (v) above); except, in the case of each of sub-clauses (i) through (v) above, to the extent that the Acquired Companies, taken as a whole, are adversely affected thereby in a disproportionate manner as compared to other companies of comparable size in the industry or industries in which the Acquired Companies operate.
“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs, expenses and/or other amounts payable or incurred by any of the Acquired Companies or for which an Acquired Company is otherwise responsible, in connection with the Transactions (including the negotiation, execution and delivery of this Agreement), the process to sell the Acquired Companies or any other extraordinary transaction considered by the Company or Seller as a potential alternative to the Transactions, including (a) the fees, costs and expenses and/or similar amounts of accountants, legal counsel, consultants or other professional advisors or service providers (b) to the extent any Acquired Company is liable therefor, the actual amount of fees, costs, expenses and/or similar amounts payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, and (c) any sale, success, transaction, change of control, retention or similar fees, or bonuses payable to any Third Party, employee or director, or former employee or director as a result of the consummation of the Transactions (excluding arrangements entered into or triggered following the Closing), (d) severance obligations payable to the employees set forth on Section 1.2 of the Company Disclosure Schedules; and (e) the employer portion of any employment, payroll or similar Taxes attributable to the amounts payable pursuant to this clauses (c) and (d).
“Confidentiality Agreement” means the Confidentiality Agreement, dated March 14, 2024, between Seller, Buyer and Heartwood Partners.
“Contract” means any written or legally binding oral agreement, contract, lease, sublease, option, license, note, mortgage, deed of trust, instrument, understanding, arrangement, commitment, obligation, promise, or undertaking (whether written or oral and whether express or implied).
“Data Protection Laws” means the following Laws to the extent applicable from time to time: (a) the California Consumer Privacy Act of 2018, (b) the Fair Credit Reporting Act, (c) the Gramm Leach Bliley Act, (d) the General Data Protection Regulation (2016/679) (“GDPR”) and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), (e) any other data protection or privacy Laws applicable to the privacy or Processing of Personal Information (as amended and/or replaced from time to time) and all guidance issued thereunder, any binding industry standards, and (f) any other Laws concerning privacy and security breach disclosure, information security, cybercrime, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging) and use of electronic data.
“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware, as amended, or any successor Law.

“Employee Benefit Plan” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, whether written or unwritten; and (ii) each other employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any stock option, stock purchase, stock appreciation right or other equity or equity-related incentive, cash bonus or incentive compensation, commission, employment, change in control, retention, retirement or supplemental retirement, 401(k), employee loan, deferred compensation, profit-sharing, severance, pension, termination pay, vacation or other paid or unpaid leave, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, material fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement, in each case, (A) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies or any of their ERISA Affiliates for the benefit of any current or former employee or director of any Acquired Company, or (B) with respect to which any Acquired Company has any liability (direct or indirect, contingent or otherwise).
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation or alleged violation of, or non-compliance with, any Environmental Law; or (c) any other matters regulated by, or for which liability is imposed under, Environmental Laws.
“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of, or prevention of harm to, the environment or natural resources, or the protection of human health and safety to the extent relating to Hazardous Materials, including Laws relating to (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership interests, limited liability company interests, or membership interests with respect thereto (including profits interests); and (c) with respect to any Person, any indebtedness, securities, options, restricted stocks, restricted stock units, stock appreciation rights, warrants, call, subscription, profits interest, phantom interest or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, and (d) any other direct or indirect equity ownership or participation in, other equity security of, or other ownership or profit interest in, any Person, whether voting or non-voting and whether or not such ownership, participation or interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the regulations and rules issued pursuant thereto.
“ERISA Affiliate” means any Person (whether or not incorporated) that, together with any Acquired Company, is treated as a single employer under Section 414 of the Code.
“Escrow Amount” means $1,750,000.00.
“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Estimated Closing Balance Sheet” means an estimated unaudited consolidated balance sheet of the Company immediately prior to the Closing prepared in good faith by Seller.
“Estimated Closing Purchase Price” means an amount equal to (1) the Enterprise Value, plus (2) the Estimated Closing Cash; minus (3) the Estimated Closing Indebtedness Amount; minus (4) the Estimated Unpaid Company Transaction Expenses; minus (5) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital; plus (6) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.
“Evaluation Material” means any information, documents or materials regarding the Acquired Companies furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms” or management presentations or in any other form or manner (whether in writing, by e-mail, orally, visually or otherwise) in expectation of, or in connection with, the Transactions, including the confidential information presentation and management presentation provided by Seller or its Representatives.
“Excess Amount” means the amount, if any, by which the Estimated Closing Purchase Price exceeds the Final Purchase Price.
“Final Purchase Price” means an amount equal to (i) the Enterprise Value; plus (ii) the Closing Cash; minus (iii) the Closing Indebtedness Amount; minus (iv) the Unpaid Company Transaction Expenses; minus (v) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus (vi) the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital (in each case of clauses (ii) through (vi), as finally determined pursuant to Section 2.07).
“Financial Advisor” means Harris Williams LLC.
“fraud”, whether or not capitalized herein, means actual and intentional common law fraud under the Laws of the State of Delaware with respect to a representation or warranty of the

(i) Company set forth in Article III or in any Transaction Document or (ii) Seller set forth in Article IV or in any Transaction Document. For the avoidance of doubt, the term “fraud”, whether or not capitalized herein, shall have no other meaning and does not include constructive fraud, equitable fraud or other claims based on constructive knowledge, negligence, recklessness.
“FTC” means the Federal Trade Commission of the United States or any successor agency.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Authority” means any nation, province, territory, federal, state, county, municipal, district, local, or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental department or division, board, bureau, commission, organization, unit, body, or instrumentality, or court, arbitrator or tribunal. Solely for purposes of Sections 6.05, 8.01 and 8.02, the term “Governmental Authorities” shall refer to Governmental Authorities other than in their capacities as actual or prospective customers of the Acquired Companies.
“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect or for which standards of liability or care are imposed under any Environmental Law, and including asbestos and asbestos-containing materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor Law, and the regulations and rules issued pursuant thereto.
“Indebtedness” means, with respect to any Person, without duplication: the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, penalties, other fees, breakage charges and other similar amounts payable as a result of the consummation of the Transactions) arising under, any obligations of the Acquired Companies on a consolidated basis consisting of (i) indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) obligations for the reimbursement of any obligor on any letter of credit or performance, appeal or surety bond, solely to the extent such letter of credit has been drawn upon or required to be cash collateralized or such bond has been called; (iv) obligations under any interest rate swap agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (v) capitalized or financial leases, as interpreted under GAAP (but not any operating leases or any leases entirely or primarily for real property, whether or not an operating, capitalized or financial lease); (vi) Transfer Taxes for which Seller is responsible pursuant to Section 8.04(e) or unpaid income Taxes for any Pre-Closing Tax Period that are actually accrued as liabilities in accordance with the past practice of the Acquired Companies; (vii) liabilities or obligations for the deferred purchase price of property, assets, securities, equipment or services, including under any earnout, holdback, purchase price adjustment or other arrangement for the contingent consideration and deferral of purchase price and related obligations valued at the maximum amount payable, (viii) obligations in the nature of guarantees, endorsements, and assumptions of the obligations of other Persons of the type referred to in clauses (i) through (vii) above, (ix) unpaid and unfunded compensation payable by any Acquired Company under an Employee Benefit Plan attributable to periods prior to the Closing, including severance payments or benefits outstanding as of the Closing, in each case, to employees of any Acquired Company whose employment or engagement was terminated prior to the Closing, (x) nonqualified deferred compensation obligations (whether or not funded and whether or not accrued) attributable to periods prior to the Closing, and (xi) unfunded or underfunded pension or other retirement obligations, including the amounts payable under Section 7.03(d), and the value of any unpaid cash bonus attributable to any performance or retention period that ended prior to the Closing (whether or not accrued) with respect to any current or former employee of any Acquired Company and the amounts payable under Section 7.03(e) to the extent not paid prior to the Closing, in each case with respect to clauses (x) through (xi), together with the employer portion of any payroll Taxes payable in connection therewith. For the avoidance of doubt, calculations of Indebtedness of the Acquired Companies shall not include any amounts that are (A) included as current liabilities within Net Working Capital, (B) Unpaid Company Transaction Expenses or (C) intercompany indebtedness solely between the Company and a wholly owned Subsidiary of the Company or two wholly owned Subsidiaries of the Company.
“Intellectual Property” means all worldwide intellectual property rights or other similar proprietary rights, whether registered or unregistered, including rights in and to the following: (a) trademarks, service marks, trade names, brand names, logos, corporate names, and other indicia of source or origin and all applications, registrations, and renewals in connection therewith, and the goodwill of the business symbolized thereby (“Trademarks”), (b) patents, (whether utility or design), invention disclosures, utility models, including any divisionals, continuations, continuations-in-part, provisionals, reissues, reexaminations, interferences, substitutions, renewals, and extensions thereof (“Patents”), (c) copyrights, published and unpublished works of authorship (whether or not copyrightable), and mask works, and all registrations, applications, renewals, extensions and reversions thereof and moral rights and rights equivalent thereto (“Copyrights”), (d) trade secrets, inventions, methods, rights in data, compilations and databases, formulae, models, processes, research and development information, compositions, techniques, technical data, designs, drawings, specifications, architectures, layouts, plans, procedures and databases (including customer lists), engineering information, and know-how, and other proprietary or confidential business information (“Trade Secrets”), (e) computer software programs, applications (including mobile applications), and computerized databases in any form, including all source code, object code, firmware, operating systems and related specifications, algorithms, database management code, graphical user interfaces, computer programming menus, software engines, software platforms, software development tools, libraries and library functions, compilers, and data format, and technology supporting the foregoing, and all documentation related thereto (“Software”), and (f) domain names, domain name registrations, web pages and social media accounts (“Domain Names”).
“IRS” means the Internal Revenue Service.
“IT Assets” means all computer systems, Software, servers, network equipment, computer hardware, databases, telecommunications equipment, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by, leased, licensed, or used by, or on behalf of, or under the control of the Acquired Companies.
“Kentucky Lease” means the Lease by and between Broadstone UW Kentucky, LLC, a New York limited liability company (the “Landlord”) and Universal Woods, LLC, a Kentucky limited liability company, for property located at 2600 and 2710 Grassland Drive, Louisville, Kentucky.
“Knowledge of the Company” or “Knowledge” or any similar phrase, with respect to any matter, means the actual knowledge of any of [***] as well as the knowledge that such individual would have upon the completion of a reasonably prudent investigation of the relevant matter.
“Landlord Consent” means any and all notices required to be delivered to and Consents required to be obtained from the Landlord under the Kentucky Lease in connection with the Transactions (including the Internal Restructuring) including the Landlord’s removal of UW International Sales, Inc. as a guarantor under the Kentucky Lease and related Lease Guaranty, dated September 29, 2021, by UW Interco, LLC, UW Interco II, LLC, UW Interco Corp., R&D Coatings, LLC, UW International Sales, Inc., Universal Woods International, LLC, Cornerstone Specialty Wood Products, LLC, on the one hand, as “Guarantor,” in favor of Landlord.
“Law” means any and all federal, state, local, municipal or foreign laws, constitutions, treaties, statutes, ordinances, codes, rules, principles of common law, regulations or other legal requirements enacted, adopted, promulgated or applied by a Governmental Authority and includes any Orders.
“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any lease, mortgage, pledge, security interest, security arrangement, or security agreement, encumbrance, conditional sale or other deposit, title retention agreement or security arrangement, collateral assignment, lien (statutory or otherwise), charge, attachment, hypothecation, assessment, levy, imperfection of title, title exception, title defect, right of possession, infringement, deed of trust, right of way, encroachment, easement, preemptive right, right of first refusal or offer, option, restrictive covenant, license, assignment, equitable interest, community property interest, restriction on transfer or sale, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, defect in title or any other restriction of a similar kind or any adverse right or interest or claim of a similar nature in or on such property or asset (whether real, personal or mixed, tangible or intangible, and including any restriction on (i) the voting of any security or the transfer of any security, property or other asset, (ii) the receipt of any income derived from any property or asset, (iii) the use of any property or asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any property or asset).
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means the current assets of the Acquired Companies on a consolidated basis less the current liabilities of the Acquired Companies on a consolidated basis, in each case, as determined in accordance with the Accounting Principles; provided, however, that in no event will Net Working Capital take into account any amounts in respect of (A) Cash; (B) Indebtedness; or (C) Company Transaction Expenses. For illustrative purposes, Part B of Exhibit A sets forth a calculation of Net Working Capital as of August 31, 2024.
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in source code form, be licensed, for the purpose of making derivative works, or be subject to any restriction on the consideration to be charged for the distribution or licensing thereof (including Software licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License, Apache License and any license listed at www.opensource.org).
“Order” means any award, settlement, decision, injunction, judgment, order, writ, injunction, decree, ruling, preliminary or permanent injunction, temporary restraining order, subpoena, verdict, determination or stipulation entered, promulgated, issued, made, or rendered by or with any Governmental Authority.
“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice. Unless otherwise expressly indicated, the term “Ordinary Course of Business,” when used in this Agreement, refers to the Ordinary Course of Business of the Acquired Companies.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment, restatements or supplement to any of the foregoing.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the rules and regulations promulgated thereunder.
“Payoff Letter” means a customary payoff letter, in form and substance reasonably satisfactory to Buyer, provided by any Person to whom or which any Closing Repaid Indebtedness is owed setting forth (a) the aggregate amount required to be paid to such Person on the Closing Date (including the outstanding principal amount, accrued and unpaid interest and any premium, penalty, prepayment fee, expense, breakage cost or other payment required to be made with respect to such Closing Repaid Indebtedness) in order to fully discharge all obligations with respect to such Closing Repaid Indebtedness, (b) the wire instructions for the payment of such Closing Repaid Indebtedness and (c) an acknowledgement of such Person that upon payment of the amount set forth in clause (a) above on the Closing Date, such Person will have received all amounts due to such Person from the Acquired Companies in respect of the Closing Repaid Indebtedness and thus, simultaneous with such payment, (i) the instruments evidencing such Indebtedness shall be terminated and (ii) all Liens and all guarantees in connection therewith relating to the assets and properties of the Acquired Companies securing such Closing Repaid Indebtedness, if any, shall be immediately and unconditionally released and terminated, together with drafts of all necessary UCC terminations and other related terminations and Lien releases as may be required to evidence termination of any and all Liens granted in connection with such Indebtedness.
“Permits” means all licenses, permits, exemptions, variances, exemptions, orders, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.
“Permitted Liens” means (a) statutory Liens for Taxes not yet delinquent or the validity or the amount of which are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been established on the Interim Financial Statements and maintained in accordance with GAAP; (b) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or which are being contested in good faith through appropriate proceedings and that are not, individually or in the aggregate, material in amount; (c) zoning, entitlement, building and other land use regulations that affect title to real property and are imposed by or on behalf of any Governmental Authority having jurisdiction over any real property which are not violated by the current conduct of business by the Acquired Companies and, in each case, do not interfere with any current or continued use of, any material property of the Acquired Companies in any material respect; (d) title defects, easements and encroachments and similar Liens which would not, individually or in the aggregate, reasonably be expected to materially detract from the current value of, or materially interfere with any current use of, any material property or material assets encumbered thereby and are not violated by the current conduct of business by the Acquired Companies; (e) statutory Liens to secure obligations to landlords or lessors arising in the Ordinary Course of Business and relating to obligations as to which there is no default on the part of the Company and for which adequate reserves have been established in accordance with GAAP and (f) Liens that will be extinguished in connection with the Closing pursuant to a Payoff Letter executed and delivered in accordance with the terms hereof.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, proprietorship, company (including any company limited by shares or a joint stock company), firm, society, enterprise, association, organization, labor union, or other entity or Governmental Authority.
“Personal Information” means information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify, contact, or locate a natural Person, including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information,” or “personal data” or any similar defined term by one or more applicable Laws.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.
“Proceeding” means any action (whether private or governmental), suit, inquiry, claim, counterclaim, litigation, arbitration, mediation, prosecution, investigation, hearing, audit, demand, notice of violation, subpoena or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted, or heard, by or before any court, arbitrator, mediator or other Governmental Authority.
“Process” together with its cognates, means any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, acquisition, organization, storage, retention, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, deletion, disposal or destruction.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, releasing, escaping, dumping, depositing, disposing, leaching, dispersing or migrating into or upon the indoor or outdoor environment (including the ambient air, soil, surface and sub-surface strata, surface water, and groundwater), or into or out of any property, including movement through or in the air, soil, surface water, groundwater or property.
“R&W Insurance Policy” means any representation and warranty insurance policy that may be obtained and paid for by Buyer in connection with the Transactions.
“Representatives” means, with respect to a particular Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, officers, employees, consultants, advisors, agents, and other representatives, including legal counsel, accountants, and financial advisors.
“Restricted Territory” means North America, Europe and Australia.
“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and the regulations and rules issued pursuant thereto.
“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03(a)(i), Section 4.04, Section 4.05 and Section 4.06.
“Shortfall Amount” means the amount, if any, by which the Estimated Closing Purchase Price is less than the Final Purchase Price.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means any Person (a) in which a Person (directly or indirectly, beneficially or of record) owns an amount of securities, or other ownership interests having voting power, to elect at least a majority of the board of directors or other governing body or persons performing similar functions of such Person; (b) in which a Person (directly or indirectly, beneficially or of record) owns fifty percent (50%) or more of the Equity Interests, beneficial interests or financial interests; or (c) that is otherwise, directly or indirectly, controlled by a Person, including entitlement by Contract, or otherwise, to elect appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Target Net Working Capital” means $27,056,191.
“Tax Returns” means any return, report, form, information return or other document (including elections, declarations, amendments, schedules or any related or supporting information) filed or required to be filed with any Governmental Authority relating to any Tax.
“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Taxes” means any and all income, profits, franchise, gross receipts, capital gains, payroll, sales, employment, use, property, transfer, conveyance, escheat, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes (whether U.S. federal, state, local or non-U.S.), together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto by any Governmental Authority.
“Third Party” means any Person other than an Acquired Company, Buyer, Seller or any Affiliate of any of the foregoing.
“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code other than a Multiemployer Plan.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Letter Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions.
“Transactions” means the transactions contemplated by the Transaction Documents (including the Internal Restructuring).
“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that are incurred but unpaid as of immediately prior to the Closing.
(b)In addition to the terms set forth in Section 1.01(a), the following terms are defined in the text of this Agreement in the locations specified below:
Term    Cross-Reference
Buyer Arrangements    Section 7.05
Buyer Releasee    Section 12.23(b)
Buyer Releasors    Section 12.23(a)
Company Software    Section 3.11(a)
Contributor    Section 3.11(j)
Escrow Account    Section 2.04(a)(ii)
Owned Real Property    Section 3.08(a)
Pre-Closing Income Tax Returns    Section 8.04(a)
Seller Releasee    Section 12.23(a)
Seller Releasors    Section 12.23(b)
Transfer Taxes    Section 8.04(e)
280G Approval    Section 7.05
280G Waiver    Section 7.05
Accounts Receivable    Section 3.05(d)
Agreement    Preamble
Audited Financial Statement    Section 3.05(a)
Balance Sheet Date    Section 3.05(a)
Buyer    Preamble
Casualty Loss    Section 6.14

Closing    Section 2.03
Closing Date    Section 2.03
Closing Statement    Section 2.07(a)
COBRA    Section 3.15(c)
Company    Preamble
Company 401(k) Plan    Section 8.04(a)
Company Interests    Recitals
Consents    Section 6.07
Continuing Employees    Section 7.03(a)
Copyrights    In the definition of Intellectual Property
Covered Persons    Section 7.02(a)
Current Balance Sheet    Section 3.05(a)
Enterprise Value    Section 2.02
Escrow Agent    Section 2.04(a)(ii)
Escrow Agreement    Section 2.04(a)(ii)
Estimated Closing Cash    Section 2.06
Estimated Closing Indebtedness Amount    Section 2.06
Estimated Closing Net Working Capital    Section 2.06
Estimated Closing Statement    Section 2.06
Estimated Unpaid Company Transaction Expenses    Section 2.06
Financial Statements    Section 3.05(a)
Finn Dixon    Section 12.22
Fraudulent Actor    Section 12.19(b)
Independent Firm    Section 2.07(c)
Insurance Policies    Section 3.13
Interim Financial Statements    Section 3.05(a)
Interim Period    Section 6.01
Leased Premises    Section 3.08(b)
Leases    Section 3.08(b)
Legal Request    Section 12.22
Letter Agreements    Recitals
Material Contracts    Section 3.12(a)
New Litigation Claim    0
New Plans    Section 7.03(a)
Non-Compete Period    Section 6.11(a)
Non-Recourse Party    Section 12.19(a)
Non-US Plan    Section 3.15(a)
Notice of Disagreement    Section 2.07(b)
Old Plans    Section 7.03(a)
Other Indemnitors    Section 7.02(b)
Outside Date    Section 11.01(b)
Parties    Preamble
Party    Preamble
Patents     In the definition of Intellectual Property
Post-Closing Adjustment Item    Section 2.07(a)

Privacy Commitments    Section 3.24(a)
Privileged Communications    Section 12.22
Purchase Price Allocation Schedule    Section 8.04(f)
R&W Subrogation Waiver    Section 7.04
Registered Company Intellectual Property    Section 3.11(a)
Related-Party Contract    Section 3.19
Sanctions    Section 3.10(e)
Security Incidents    Section 3.24(b)
Seller    Preamble
Significant Customer    Section 3.12(a)
Significant Supplier    Section 3.21(b)
Union    Section 6.02(xiii)
Waived 280G Benefits    Section 7.05
WARN Act    Section 3.16(f)

Article II

PURCHASE AND SALE
1.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the Company Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), and in consideration of the sale of the Company Interests and the covenants and agreements contained herein, Buyer shall deliver to Seller the consideration specified in Section 2.02.
2.Purchase Price. The aggregate consideration for the purchase of the Company Interests shall be an amount in cash equal to $240,000,000.00 (the “Enterprise Value”), subject to adjustment in accordance with, and payable pursuant to, Section 2.04 and Section 2.07 and the other terms and conditions set forth herein.
3.Closing. The closing (the “Closing”) of the purchase and sale of the Company Interests hereunder shall take place on the third (3rd) Business Day following the date on which all of the conditions set forth in Article IX of this Agreement (other than those conditions which by their nature are to be satisfied as part of the Closing, but subject to the satisfaction or waiver of all conditions set forth in Article IX at the Closing) have been satisfied or waived in accordance with this Agreement, by electronic exchange of signature pages and closing deliverables, or at such other place, time or date as the Parties may agree in writing; provided, that in no event shall the Closing Date take place earlier than November 1, 2024 without the prior written consent of Buyer. The date on which the Closing actually occurs, the “Closing Date”. Except as otherwise expressly stated herein, the Closing shall be deemed to be effective as of 12:01 a.m., Eastern Time, on the Closing Date.

4.Payments and Deliveries by Buyer.
(a)At the Closing, Buyer shall make, or cause to be made, the following payments:
(i)payment to Seller of an amount equal to:
(1)the Estimated Closing Purchase Price, minus
(2)the Escrow Amount;
with such payment to Seller being made by wire transfer of immediately available funds to an account or accounts designated by Seller on the Estimated Closing Statement;
(ii)payment to Citibank, N.A. as escrow agent of the parties hereto (the “Escrow Agent”), of the Escrow Amount, for deposit into the escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, dated as of the Closing Date, among the Escrow Agent, Buyer and Seller, in the form attached as Exhibit B hereto (the “Escrow Agreement”), by wire transfer of immediately available funds to an account designated by the Escrow Agent in the Escrow Agreement;
(iii)payment of the Closing Repaid Indebtedness, on behalf of the Acquired Companies, in accordance with the provisions of the applicable Payoff Letters, by wire transfer of immediately available funds to the account or accounts designated in the applicable Payoff Letters; and
(iv)payment to each Person owed Unpaid Company Transaction Expenses set forth in the Estimated Closing Statement, for which invoices and payment instructions (along with a valid and duly completed and executed IRS Form for each Person) have been provided to Buyer at least three (3) Business Days prior to the Closing Date, in the amount of Estimated Unpaid Company Transaction Expenses owed to such Person, on behalf of Seller and/or Acquired Companies, by wire transfer of immediately available funds to the account or accounts designated by such Person in the applicable invoice and payment instructions; provided, however, that any Unpaid Company Transaction Expenses payable to employees of any Acquired Company shall be deposited with the applicable Acquired Company in accordance with instructions included on the Estimated Closing Statement and paid through the payroll system of the applicable Acquired Company to such employee (subject to withholding) on the first normal payroll date of the Acquired Companies following such deposit.
(b)At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)a counterpart signature page to the Escrow Agreement, duly executed by a duly authorized officer of Buyer; and

(ii)a certificate, duly executed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.
5.Deliveries by Seller and the Company. At or prior to the Closing, Seller and/or the Company, as applicable, shall deliver, or cause to be delivered, to Buyer the following:
(a)an assignment of the Company Interests duly executed by Seller in blank form or in favor of Buyer;
(b)a counterpart signature page to each Transaction Document to which Seller or the Company is specified to be a party duly executed by a duly authorized representative of Seller or the Company;
(c)a counterpart signature page to the Escrow Agreement duly executed by a duly authorized representative of Seller;
(d)a certificate, duly executed by a duly authorized representative of Seller, certifying that the conditions set forth in Section 9.02(a), Section 9.02(b), Section 9.02(c) and Section 9.02(d) have been satisfied;
(e)written resignations, effective at the time of Closing, of those managers, directors and officers of the Acquired Companies that have been designated by Buyer by written notice to Seller at least ten (10) days prior to the Closing Date;
(f)a valid IRS Form W-9, duly executed by Seller; and
(g)at least three (3) Business Days prior to the Closing and delivered in accordance with Section 2.06(a), the Payoff Letters executed by each holder of Closing Repaid Indebtedness.
6.Payoff Letters; Estimated Closing Statement.
(a)At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) fully executed Payoff Letters for the Closing Repaid Indebtedness, to the extent included in the Estimated Closing Indebtedness Amount as set forth in the Estimated Closing Statement, (ii) invoices with respect to the Estimated Unpaid Company Transaction Expenses, (iii) the Estimated Closing Balance Sheet and (iv) a written statement (the “Estimated Closing Statement”) that sets forth Seller’s good faith estimate, in each case derived from the Estimated Closing Balance Sheet and including reasonably detailed calculations and supporting documentation of (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (C) the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), (D) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) (E) the resulting calculation of the Estimated Closing Purchase Price derived therefrom and (F) wire transfer instructions for each payment to be made by Buyer (or its designee) at the Closing.

(b)The Estimated Closing Statement shall be prepared on a consolidated basis for the Acquired Companies in accordance with the Accounting Principles. Seller shall consider in good faith any reasonable comments to the Estimated Closing Statement provided by Buyer prior to the Closing and the Estimated Closing Statement shall be updated to reflect any changes thereto as may be mutually agreed by Seller and Buyer; provided that (i) Seller and the Acquired Companies shall be under no obligation to accept any such comments provided by Buyer and (ii) in no event shall any such comments provided by Buyer delay the Closing. For the avoidance of doubt, any failure by Buyer to provide any comment to the Estimated Closing Statement shall not affect, modify or otherwise prejudice in any way Buyer’s rights and remedies under this Agreement, including pursuant to Section 2.07.
(c)In making the payments required to be made by Buyer pursuant to this Agreement, Buyer shall be entitled to rely (without an independent inquiry or verification and without having any liability to any Person in connection with the determination of such amounts) on the accuracy of the amounts set forth in Estimated Closing Statement among the recipients thereof, with respect to any claim that any (i) amount payable in accordance with the Estimated Closing Statement is incomplete or inaccurate or fails to comply with the terms hereof or of any other documents, agreement or obligations (including the Organizational Documents of Seller and the Acquired Companies) or (ii) Person was entitled to receive payment of any other amount, in each case subject to actual payment of the amounts set forth in the Estimated Closing Statement.
7.Post-Closing Purchase Price Adjustment.
(a)As soon as reasonably practicable following the Closing Date (and in any event, no later than ninety (90) days following the Closing Date), Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller the following: (i) the Closing Balance Sheet, and (ii) an unaudited statement that sets forth Buyer’s good faith calculation of (A) Closing Cash, (B) the Closing Indebtedness Amount, (C) the Unpaid Company Transaction Expenses, (D) the Closing Net Working Capital (each of the items set forth in the foregoing clauses (A) through (D), a “Post-Closing Adjustment Item”) and (E) the resulting calculation of the Final Purchase Price (such statement, the “Closing Statement”), in each case, derived from the Closing Balance Sheet, and including reasonably detailed calculations and supporting documentation of the components thereof and determined (x) without giving effect to the consummation of the Transactions, any financing transactions in connection therewith, or any event or action which occurs at or after the Closing; and (y) without reflecting any impact of purchase accounting. The Closing Statement shall be prepared on a consolidated basis for the Acquired Companies in accordance with the Accounting Principles. If Buyer does not deliver the Closing Statement within such ninety (90)-day period, Seller may (at its option, in its sole discretion) in a written notice to Buyer, declare that for all purposes under this Agreement the Post-Closing Adjustment Items shall equal the amounts set forth in the Estimated Closing Statement and that the Final Purchase Price shall equal the Estimated Closing Purchase Price and such amounts shall be final, conclusive and binding on the Parties and not subject to further revision.

(b)If Buyer delivers a Closing Statement in accordance with Section 2.07, the Closing Balance Sheet and calculation of the Post-Closing Adjustment Items and the Final Purchase Price (as set forth in the Closing Statement) shall become final, conclusive and binding upon the Parties on the earlier of (i) the date Seller notifies Buyer in writing of its acceptance of the Closing Balance Sheet and calculation of the Post-Closing Adjustment Items and the Final Purchase Price (as set forth in the Closing Statement); or (ii) the forty-fifth (45th) day following Seller’s receipt of the Closing Balance Sheet and Closing Statement, unless Seller notifies Buyer in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Post-Closing Adjustment Items and the Final Purchase Price (as set forth in the Closing Statement) (a “Notice of Disagreement”). The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including Seller’s own determination of the Closing Balance Sheet and calculation of the Post-Closing Adjustment Items and the Final Purchase Price. If a Notice of Disagreement is received by Buyer within forty-five (45) days after Seller’s receipt of the Closing Balance Sheet and the Closing Statement, then (A) the Post-Closing Adjustment Item amounts and the Final Purchase Price (as described in clause (B) below) shall become final, conclusive and binding only upon the earlier of (1) the date that Seller and Buyer resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement; or (2) the date on which any disputed matters specified in the Notice of Disagreement (to the extent not previously resolved by Seller and Buyer in writing) are finally resolved through accounting arbitration in accordance with Section 2.07(c); and (B) the final, conclusive and binding Post-Closing Adjustment Item amounts and the Final Purchase Price shall be deemed to be the amounts agreed to by Seller and Buyer in writing, or as resolved through accounting arbitration in accordance with Section 2.07(c), as the case may be; provided that in no event shall the final, conclusive and binding amount of any Post-Closing Adjustment Item be (x) more favorable to Buyer than the amount of such Post-Closing Adjustment Item reflected in the Closing Statement prepared by Buyer; or (y) more favorable to Seller than the amount of such Post-Closing Adjustment Item reflected in the Notice of Disagreement delivered by Seller. Until each Post-Closing Adjustment Item amount becomes final, conclusive and binding, Buyer shall provide Seller and its Representatives reasonable access (during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, and upon reasonable advance notice) to the books and records and employees of the Acquired Companies involved in the preparation of the Closing Statement, in each case, to the extent required for the review of the Closing Balance Sheet, preparation of the Notice of Disagreement or the resolution of any dispute with respect thereto and shall cause the employees of Buyer, the Acquired Companies and their respective Affiliates to reasonably cooperate with Seller and its Representatives in connection therewith (provided that such access shall be provided during normal business hours upon reasonable prior notice by Seller or its Representatives to Buyer).
(c)If a Notice of Disagreement shall be timely delivered pursuant to Section 2.07(b), Seller and Buyer shall, during the thirty (30) days following such delivery, negotiate in good faith the resolution of the disagreements specified in the Notice of Disagreement. If, at the conclusion of such thirty (30) day period, Seller and Buyer have not resolved any of such disagreements, then all amounts and issues specified in the Notice of Disagreement remaining in dispute shall be submitted by Seller and Buyer for definitive resolution to the Stamford, CT office of BDO USA LLP or such other independent accounting firm of recognized national standing that may be mutually selected by Seller and Buyer (in either case, the “Independent Firm”). The Independent Firm shall be engaged by Seller and Buyer no later than ten (10) Business Days following the later to occur of (i) the conclusion of such 30-day period; and (ii) the determination of the identity of the Independent Firm in accordance with this Section 2.07(c), and shall act as an arbitrator and not just as an expert. Each of Seller and Buyer agrees to promptly execute, if requested by the Independent Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Firm with respect to such dispute in accordance with this Section 2.07(c). The Independent Firm shall determine only those issues specified in the Notice of Disagreement duly and timely delivered pursuant to Section 2.07(b) and still in dispute at the end of the thirty (30) day period following the delivery thereof, and the Independent Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement and with the undisputed portions of the Closing Balance Sheet and the Closing Statement. The determination by the Independent Firm shall also be based on presentations with respect to such disputed items by Seller and Buyer to the Independent Firm (to the extent consistent with the terms and conditions of this Agreement and the undisputed portions of the Closing Balance Sheet and the Closing Statement) and not on the Independent Firm’s independent review. Seller and Buyer will provide copies to each other of all written submissions to the Independent Firm and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Independent Firm. Seller and Buyer shall make their respective presentations as promptly as reasonably practicable following submission to the Independent Firm of the disputed items (but in any event, no later than fifteen (15) days after engagement of the Independent Firm), and each of Seller and Buyer shall be entitled, as part of its presentation, to respond to the presentation of the other presenter and any questions and requests of the Independent Firm, and the Independent Firm shall not have any ex parte communications with either Party related to the disputed matters. Buyer’s presentations to the Independent Firm shall be consistent with Buyer’s earlier positions set forth in the Closing Balance Sheet and Closing Statement, and Seller’s presentations to the Independent Firm shall be consistent with Seller’s earlier positions set forth in the Notice of Disagreement. In deciding any matter, the Independent Firm (A) shall be bound by the provisions of this Section 2.07; and (B) shall apply “baseball arbitration” and only assign an amount to each value that is the value as submitted by Seller in the Notice of Disagreement (or in Seller’s presentations to the Independent Firm), on the one hand, or the Buyer in the Closing Balance Sheet and the Closing Statement (or in Buyer’s presentations to the Independent Firm), on the other hand. The Independent Firm’s determination shall be made within forty-five (45) days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Firm. The determination of the Independent Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. The fees, costs and expenses of the Independent Firm shall be borne by Buyer and Seller, in inverse proportion as they may prevail on the matters resolved by the Independent Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(d)Until each Post-Closing Adjustment Item amount becomes final, conclusive and binding, each Party shall make available to the other Party its (and shall use reasonable best efforts to cause to be made available to the other Party its Representatives’ to the extent Seller executes customary access letters) work papers, schedules and other supporting data (to the extent within the possession or control of such Party or its Representatives) as may reasonably be requested by such Party, and at such Party’s sole cost and expense, to enable such Party to verify the calculations of each Post-Closing Adjustment Item as set forth in the Closing Statement or the Notice of Disagreement, as the case may be, subject, to the extent any work papers, schedules or other supporting data of any independent accountants are so requested, to the execution by the requesting Party of any indemnity agreements in favor of such accountants as may be required by such accountants; provided, however, that no Party shall be required to provide any materials pursuant to this Section 2.07(d) that would be reasonably expected to be subject to the attorney-client privilege and the attorney-work-product doctrine.
(e)Within five (5) Business Days after the Post-Closing Adjustment Item amounts and the Final Purchase Price become final, conclusive and binding (including pursuant to the last sentence of Section 2.07(a)):
(i)if an Excess Amount exists, (A) the Excess Amount shall be paid out of the then-remaining Escrow Funds in the Escrow Account (and Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such amount promptly from (and to the extent of) the then-remaining Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Buyer), and (B) (1) to the extent that the Excess Amount equals or exceeds the then-remaining Escrow Funds in the Escrow Account, then such payment of the entirety of the Escrow Funds in the Escrow Account to Buyer pursuant to clause (A) shall be the sole source of payment in respect of the Excess Amount and Buyer shall not be entitled to any further payment in respect of the Excess Amount; or (2) to the extent that the Excess Amount is less than the then-remaining Escrow Funds, then after payment of the Excess Amount to Buyer pursuant to clause (A), then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the remainder of the then-remaining Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Seller; or
(ii)if a Shortfall Amount exists, (A) Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Seller; and (B) Buyer shall pay, or cause the Acquired Companies to pay, the Shortfall Amount to Seller by wire transfer of immediately available funds to one or more accounts designated by Seller; or
(iii)if the Estimated Closing Purchase Price equals the Final Purchase Price, Buyer and Seller shall execute and deliver joint written instructions to the Escrow

Agent instructing the Escrow Agent to promptly disburse the Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Seller.
(f)The Parties acknowledge and agree that the provisions set forth in this Section 2.07 shall be the sole and exclusive remedy of the Parties with respect to (i) determining whether or not any adjustment would be made to the Estimated Closing Purchase Price pursuant to this Section 2.07 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and the amount of any Post-Closing Adjustment Item and the Final Purchase Price and/or (iii) any other claims relating to any of the components of the Final Purchase Price, including any Post-Closing Adjustment Item.
(g)Any payments made by or on behalf of a Party pursuant to this Section 2.07 shall be treated as adjustments to the purchase price hereunder, and no Party shall take any position inconsistent with such characterization.
8.Escrow Arrangements. The Escrow Funds shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article II.
9.Withholding. Notwithstanding any other provision in this Agreement to the contrary, any amounts payable in connection with the Transactions may be reduced by any Tax withholding that is required by applicable Law, and any amount so withheld and timely paid to the applicable Governmental Authority will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Before making any deduction or withholding pursuant to this Section 2.09 (other than any compensatory payments or any withholding in connection with a failure to provide a valid IRS Form W-9), Buyer shall (i) give Seller reasonable advance notice of any such anticipated deduction or withholding, provide Seller with sufficient opportunity to provide any forms or other documentation, or take such other steps in order to avoid such anticipated deduction or withholding and (ii) reasonably cooperate with Seller in good faith to attempt to reduce the amount of any such deduction or withholding.
Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, interpreted in accordance with Section 12.04, the Company represents and warrants to Buyer as follows as of the date hereof:
1.Organization and Good Standing. Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Acquired Companies has all requisite corporate or limited liability company power and authority, as applicable, to own, lease, use and operate its respective properties, rights and assets and to carry on its respective business as is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property, rights or assets owned, leased, used or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions in which applicable Law does not provide for such qualification, licensing or concept of good standing and except where the failure to be so duly qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Acquired Company is in violation of, or default under any provisions of its Organizational Documents, and, to the Knowledge of the Company, there exists no condition, fact or event which, after notice, lapse of time or both, would result in any such violation or default. True, correct and complete copies of the Organizational Documents of each Acquired Company, each as amended and otherwise in effect, have been made available to Buyer.
2.Authorization; Validity of Agreements. The Company has the requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and the other Transaction Documents to which the Company will be a party or is contemplated hereunder to be a party and to consummate the Transactions hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company will be party or is contemplated hereunder to be a party, and the consummation by the Company of the Transactions hereunder and thereunder, have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company or other proceedings on the part of the Company are necessary to authorize the Company’s execution, delivery and performance of this Agreement or any other Transaction Document to which the Company will be party or is contemplated hereunder to be a party or the consummation by the Company of the Transactions hereunder or thereunder. This Agreement and each other Transaction Document to which the Company will be a party or is contemplated hereunder to be a party has been (or, in the case of any Transaction Document to be executed and delivered by the Company as of the Closing, will be) duly executed and delivered by the Company. Assuming the due and valid authorization, execution and delivery by Buyer of this Agreement and any other Transaction Document to which the Company is will be party or is contemplated hereunder to be a party, this Agreement and each such other Transaction Documents to which the Company is will be party or is contemplated to be a party hereunder constitutes (or, in the case of any Transaction Document to be executed and delivered by the Company as of the Closing, will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other general forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

3.Consents and Approvals; No Violations.
(a)The execution, delivery or performance by the Company of this Agreement and any other Transaction Document to which it is contemplated hereunder to be a party, nor the consummation by the Company of the Transactions hereunder or thereunder, do not and will not (i) violate, conflict with, result in or constitute a breach or violation of, or default under, any provision of any Organizational Documents of any Acquired Company; (ii) except with respect to consents or notices required under the Contracts set forth in Section 3.03(a)(ii) of the Company Disclosure Schedules, violate, conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, modification, change in terms, cancellation or acceleration of any obligation, payment or loss of any benefit under, or require any delivery or notice or any consent, approval or any waiver from any Person pursuant to, any of the terms, conditions or provisions of any Material Contract or material Permit; (iii) violate or result in a breach or violation of any Laws or Orders applicable to any Acquired Company or any of the properties, rights or assets of any Acquired Company or, other than in connection with the required filings pursuant to the HSR Act or other Antitrust Laws, give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets, rights or properties of any Acquired Company (including the Company Interests); except, in the cases of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)No consent, approval, permit, clearance, Order or authorization of, or registration, designation, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any other Acquired Company in connection with the execution and delivery of this Agreement or any other Transaction Document to which the Company is contemplated hereunder to be a party, the performance by the Company of its obligations under this Agreement or any other Transaction Document to which the Company is contemplated hereunder to be a party, or the consummation of the Transactions, except (i) as set forth in Section 3.03(b)(i) of the Company Disclosure Schedules, (ii) for any required filings pursuant to the HSR Act, or other Antitrust Laws and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.Capitalization; Subsidiaries.
(a)There are no Equity Interests of the Company authorized, issued or outstanding other than the Company Interests. The Company Interests have been duly authorized, validly issued, are fully paid and non-assessable, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of applicable Law and all requirements set forth in applicable Contracts. The Company Interests are owned of record and beneficially by Seller, and, except as set forth on Section 3.04(a) of the Company Disclosure Schedules, Seller has good and marketable title to the Company Interests free and clear of all Liens. At the Closing, Buyer will acquire good, valid and marketable title to the Company Interests free and clear of Liens. With respect to the Company Interests there are no outstanding or effective (whether pursuant to Contracts of an Acquired Company, Seller, any other Person or otherwise) subscriptions, transfer restrictions, rights of first refusal (or any other contingent rights) or offer, licenses, assignments, preemptive rights, registration rights, co-sale rights put or call rights or any other similar rights or restrictions of any kind created by applicable Law (other than applicable transfer restrictions pursuant to federal, state or foreign securities Laws), the Organizational Documents of the Company, or any Contract to which the Company is a party or by which the Company or any of its assets is bound. Except for this Agreement, no Acquired Company has (i) granted, or agreed to grant, any options, warrants, calls, commitments, rights or other securities convertible into, or exchangeable or exercisable for, Equity Interests of the Company; (ii) entered into any Contracts relating to the issuance, sale, repurchase, redemption, subscription, transfer, voting or registration of Equity Interests of the Company, or options, warrants, calls, commitments, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (iii) granted or authorized, or agreed to grant or authorize, any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which any Acquired Company has any outstanding Liabilities). There are not outstanding obligations, contingent or otherwise, of any Acquired Company, to repurchase or acquire any Equity Interests in the Company or any other Person. No claim has been made or threatened against the Company asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Equity Interests in any Acquired Company. The Company Interests are not certificated.
(b)Section 3.04(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the Company’s Subsidiaries, and, for each such Subsidiary, (i) the jurisdiction of incorporation or formation, (ii) the authorized Equity Interests thereof, and (iii) the number or other quantity of each class, series or type of Equity Interests thereof outstanding, all of which are held of record and beneficially by the Company or a Subsidiary of the Company. All outstanding Equity Interests of each Subsidiary are duly authorized and validly issued and, if such Subsidiary is a corporation, are fully paid and non-assessable, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of applicable Law and all requirements set forth in applicable Contracts. The Equity Interests of the Company’s Subsidiaries are entirely owned of record and beneficially directly by either the Company or a Subsidiary of the Company, free and clear of all Liens, and the Company or such Subsidiary of the Company, as applicable, has good and marketable title to the Equity Interests of each other Subsidiary of the Company. With respect to the Equity Interests of the Company’s Subsidiaries, there are no outstanding or effective (whether pursuant to Contracts of an Acquired Company, Seller, any other Person or otherwise) subscriptions, transfer restrictions, rights of first refusal (or any other contingent rights) or offer, licenses, assignments, preemptive rights, registration rights, co-sale rights, put or call rights or any other similar rights or restrictions of any kind created by applicable Law (other than applicable transfer restrictions pursuant to federal, state or foreign securities Laws), the Organizational Documents of the Company’s Subsidiaries, or any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its assets is bound. Except for this Agreement, neither the Company nor any Subsidiary has (i) granted, or agreed to grant, any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, Equity Interests of a Subsidiary; (ii) entered into any Contracts relating to the issuance, sale, repurchase, redemption, transfer, voting or registration of Equity Interests of a Subsidiary, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (iii) granted or authorized, or agreed to grant or authorize, any stock appreciation, phantom stock, profit participation or similar rights (in each case, as to which any Acquired Company has any outstanding Liabilities). Except for the Equity Interests in the Subsidiaries of the Company as set forth in Section 3.04(b) of the Company Disclosure Schedules, no Acquired Company owns (or holds the right to acquire) any Equity Interest, directly or indirectly, in any Person that is not an Acquired Company.
(c)Except as set forth in Organizational Documents of the Acquired Companies, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Equity Interests of any of the Acquired Companies.
(d)None of the Company or any of its Subsidiaries is, or at any time has been, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
5.Financial Statements.
(a)The Company has heretofore delivered to Buyer true, correct and complete copies of the following financial statements (the “Financial Statements”): (i) an audited consolidated balance sheet of the Company at December 31, 2023 and 2022 and the related audited consolidated statements of operations and cash flows, and statements of changes in member’s equity of Seller for the years then ended (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company at August 31, 2024 (such balance sheet, the “Current Balance Sheet”; and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows, and statements of changes in member’s equity of Seller for the seven-month period then ended (together with the Current Balance Sheet, the “Interim Financial Statements”). Except as set forth in the notes (if any) thereto or as disclosed in Section 3.05 of the Company Disclosure Schedules, the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates referred to therein, and consolidated results of operations and cash flows of the Company for the respective periods referred to therein, in accordance with GAAP, subject, in the case of the Interim Financial Statements, to recurring year-end adjustments (which are not expected to be materially different in amount and nature from those included in the Audited Financial Statements) and the absence of notes, schedules and other supplementary information.
(b)Other than as set forth on Section 3.05(b) of the Company Disclosure Schedules, there (i) is no outstanding material Indebtedness of any Acquired Company; (ii) are no Contracts creating any material Liens on any of the assets of the Acquired Companies in respect of any Indebtedness; and (iii) none of the Acquired Companies is a guarantor of any debt or other obligation for the Indebtedness of any Person, nor are any of the assets of the Acquired Companies subject to any material Liens in connection with any such guarantee of any Person, in each case other than an Acquired Company.

(c)The Acquired Companies maintain (i) books and records reflecting their assets and Liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, whether due to fraud or error, (B) all material information concerning that Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) access to the properties and assets of each of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in accordance with GAAP, and (E) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls over financial reporting of the Acquired Companies, which reasonably could adversely affect the ability to record, process, summarize and report financial information of the Acquired Companies. During the past three (3) years, no director or officer of any Acquired Company has identified or has been advised by any non-officer employee, the auditors or accountants of the Company or any of its Subsidiaries of any (i) material misstatement in the Financial Statements; (ii) material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or (iii) fraud or allegation of fraud, whether or not material, relating to the Company or any of its Subsidiaries.
(d)The accounts receivable of the Acquired Companies (the “Accounts Receivable”) that are reflected on the Interim Financial Statements (i) include all accounts receivables of the Acquired Companies and are reflected properly in accordance with GAAP, (ii) arose in the Ordinary Course of Business and (iii) represent bona fide claims against debtors for sales and other charges. The Accounts Receivable arising after the Balance Sheet Date and before the Closing Date (A) arose or shall arise in the Ordinary Course of Business and (B) represented or shall represent bona fide claims against debtors for sales and other charges and are valid and collectible subject only to the reserves against such receivables at Closing. Other than as set forth on Section 3.05(d) of the Company Disclosure Schedules, none of the Accounts Receivable is subject to any pending or asserted or, to the Company’s knowledge, threatened contest, claim, counterclaim, defense of offset, recoupment, set-off or counter-claim relating to the amount or validity of the Accounts Receivables.
6.No Undisclosed Liabilities. Except as set forth in Section 3.06 of the Company Disclosure Schedules and except (a) those which are adequately reflected or reserved against in the Interim Financial Statements or the notes thereto, if any; (b) for Liabilities and obligations incurred by the Acquired Companies in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to any breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any applicable Law or Order); and (c) for Liabilities incurred in connection with this Agreement or the other Transaction Documents, the Acquired Companies do not have any Liabilities.
7.Absence of Certain Changes. Except as set forth in Section 3.07 of the Company Disclosure Schedules, since the Balance Sheet Date (a) the Acquired Companies have operated, and the Business has been conducted, in all material respects, in the Ordinary Course of Business; (b) there has not been a Company Material Adverse Effect and (c) no Acquired Company has done, caused or permitted any action that would constitute a breach of Section 6.02 if such action were taken by any Acquired Company, without the written consent of Buyer, between the date hereof and the earlier of the termination of this Agreement and the Closing.
8.Real Property.
(a)Section 3.08(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of the addresses of all real property owned by any Acquired Company (the “Owned Real Property”) and (i) none of the Acquired Companies has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any portion of the Owned Real Property, (ii) none of the Acquired Companies is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Owned Real Property or any portion thereof or interest therein to any Person, (iii) all buildings, structures, fixtures and building systems located on the Owned Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Acquired Companies, (iv) the present use of the land, buildings, structures and improvements on the Owned Real Property are in conformity with applicable Laws, (v) except as set forth in Section 3.08(a) of the Company Disclosure Schedules, no Acquired Company has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in the Owned Real Property; and (vi) no Acquired Company has received any written notice that any Owned Real Property is subject to any Order, including an Order to be sold, condemned, expropriated or otherwise taken by any Governmental Authority, with or without payment of compensation therefor. An Acquired Company has good, valid and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, other than Permitted Liens.
(b)Section 3.08(b) of the Company Disclosure Schedules contains a true and complete list all of Contracts (including any material amendment, supplement or modification thereto) entered into by, binding on, or enforceable against any Acquired Company (the “Leases”) relating to the real property leased, subleased, licensed, used, possessed or otherwise occupied by any Acquired Company as lessee, sublessee, licensee or as occupant or lessor or sublessor, as the case may be (the “Leased Premises”). The Company has made available to Buyer true, correct and complete copies of all Leases. No Acquired Company has entered into any sublease or option granting to any Person (other than an Acquired Company) the right to use or occupy the Leased Premises or any portion thereof or interest therein, other than as otherwise set forth in Section 3.08(b) of the Company Disclosure Schedules. With respect to each Lease, except as otherwise set forth in Section 3.08(b) of the Company Disclosure Schedules: (c) the

Acquired Company that is a party thereto has a valid leasehold interest, free and clear of any and all Liens, other than Permitted Liens; (ii) such Lease is a valid and binding obligation (subject to applicable insolvency and creditors’ rights, Laws and principles of equity, whether enforcement in equity is or is not sought) of the Acquired Company thereunder and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (iii) no Acquired Company that is a party thereto and, to the Knowledge of the Company, no other party thereto is in material breach or material default in any respect under the terms thereof and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder; (iv) except as set forth in Section 3.08(b)(iv) of the Company Disclosure Schedules, no Acquired Company has assigned, transferred, conveyed, hypothecated, mortgaged, or deeded in trust any interest in the leasehold or sub-leasehold interest in any Lease; (v) no Acquired Company has received any written notice that any Leased Premises is subject to any Order to be sold, condemned, expropriated or otherwise taken by any Governmental Authority, with or without payment of compensation therefor and to the Company’s Knowledge, there are no existing, pending or threatened condemnation proceedings or similar actions or casualties relating to any material part of the Leased Premises; and (vi) there are no brokerage or leasing commissions, or any similar charges or commissions, due in connection with any of the Leases which will be binding on the Company or Buyer after Closing. The applicable Acquired Company under any such Lease has possession and quiet enjoyment of the Leased Premises and there are no disputes with any Third Parties with respect to any such Lease. The Leased Premises are in good condition and repair subject to ordinary wear and tear and sufficient in all material respects for the uses in which such property is presently employed. Other than the Leases, there are no other Contracts for the lease, sublease, license, use, occupancy, possession, purchase or sale of real property to which any Acquired Company is bound. To the Knowledge of the Company, the Leased Premises is not subject to any leases, subleases, licenses, occupancy agreements, options, rights, tenancies of any kind or other agreements or arrangements, other than the Leases, which grant to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of the Leased Premises, whether as lessees, sublessees, occupants, trespassers or otherwise. The Leased Premises constitutes all of the real property operated, used, leased or otherwise occupied by the Acquired Companies to operate their business.
(c)Section 3.08(c) of the Company Disclosure Schedules lists all real property formerly owned, operated, or leased by any Acquired Company within the past three (3) years and not listed in Section 3.08(a) of the Company Disclosure Schedules.
(d)To the Knowledge of the Company, (i) no Owned Real Property or any buildings, fixtures or other improvements constituting a part of any Leased Premises encroach on any real property not owned or leased by the Acquired Companies and (ii) no buildings, fixtures or other improvements of third parties encroach on any portion of any Owned Real Property or Leased Premises.
9.Proceedings; Orders. Except as set forth in Section 3.09 of the Company Disclosure Schedules there are no, and since the date that is three (3) years preceding the date hereof there have been no, Proceedings to which any Acquired Company is a party before or by any Governmental Authority pending, or, to the Knowledge of the Company, threatened, against any Acquired Company or any of their respective assets or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with an Acquired Company). The Acquired Companies are in compliance in all material respects with each Order to which it, or any assets owned by or used by it, are currently subject and have, during the past three (3) years been in compliance with each Order to which they or any assets owned or used by them, have been subject. There are no, and since the date that is three (3) years preceding the date hereof there have been no, Orders (i) naming, against or binding any Acquired Company, (ii) affecting any of their respective assets, rights, properties or operations or, (iii) to the Knowledge of the Company, naming, against or binding any of their respective directors, officers or employees (in their capacities as such or relating to their employment or termination of employment, services or relationship with any Acquired Company) and, to the Knowledge of the Company, no such Order is threatened.
10.Compliance with Laws; Permits.
(a)Except (i) with respect to matters set forth in Section 3.10 of the Company Disclosure Schedules or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Acquired Companies and to the Company’s Knowledge, each equity holder, manager, director, officer, employee and service provider of the Acquired Companies, and any other Persons acting on behalf of the Acquired Companies, is and has been since the date that is three (3) years preceding the date hereof in compliance with all Laws applicable to the Acquired Companies or the Business. None of the Acquired Companies has received any written or, to the Company’s Knowledge, oral notice to the effect that a Governmental Authority claimed or alleged that any Acquired Company is not in compliance with any applicable Law applicable to the Acquired Companies or the Business.
(b)To the Knowledge of the Company, (i) all materials, products and services distributed or marketed by any Acquired Company have at all times made all material disclosures to users or customers required by applicable Law, and (ii) none of such disclosures made or contained in any such materials have been inaccurate, incomplete, misleading or deceptive in any material respect.
(c)Except with respect to matters set forth in Section 3.10(c) of the Company Disclosure Schedules, the Acquired Companies and their Business have, and for the past three (3) years have, (i) had all material Permits required to own, lease, maintain, operate and conduct the business of the Company, (ii) conducted in compliance with the terms and conditions of all material Permits, and all such Permits are valid and in full force and effect; and (iii) no Acquired Company is in violation or breach of, no event has occurred which would constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending or, to the Knowledge of the Company, threatened, relating to the Acquired Companies’ compliance with, any material Permit. No Acquired Company has received written or, to the Company’s

Knowledge, oral notice, other communication or, to the Knowledge of the Company, any threats from any Governmental Authority regarding (A) any actual or possible material violation of law or any material Permit or any failure to comply with any term or requirement of any material Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.
(d)The Acquired Companies (i) maintain and have maintained books, records and accounts which, in reasonable detail, accurately and fairly reflect travel, gift and entertainment expenses, purchases, contributions and other business expenses, and (ii) have implemented and maintain a system of internal accounting controls reasonably designed to ensure that all transactions are executed in accordance with the Acquired Companies’ management’s general or specific authorization and accurately recorded. None of the Acquired Companies, nor any of their respective directors, officers, and employees has in the last eight (8) years violated, conspired to violate, or aided and abetted the violation of any applicable Anti-Corruption Laws. None of the Acquired Companies in the past three (3) years nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees has, for or on behalf of any of the Acquired Companies, (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official (or family member or representative of such Government Official) or any political party or candidate for political office (or family member or representative of such candidate) for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of any applicable Anti-Corruption Law or (C) knowingly made any other payments in violation of applicable Law. None of the Acquired Companies is or has been the subject of or a party to any allegation, claim, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other legal Proceeding related to any applicable Anti-Corruption Law.
(e)None of the Acquired Companies nor any director or officer of the Acquired Companies is a person or entity with whom dealings are prohibited under the economic sanctions administered by the United States, the United Kingdom, the European Union or any of its member states, or the United Nations (collectively, “Sanctions”), whether as a result of the specific designation of that person or entity, its ownership or control, the jurisdiction in which it is located, organized, or resident, or otherwise. Since April 24, 2019, none of the Acquired Companies have made a material violation of Sanctions.
11.Intellectual Property.
(a)Section 3.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all registered, issued, or applied for Patents, Trademarks, Copyrights, and Domain Names owned or purported to be owned by any Acquired Company (collectively the “Registered Company Intellectual Property”) and (ii) material unregistered Trademarks and material Software included in the Company Intellectual Property (such

Software, the “Company Software”). With respect to each item of Registered Company Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world for the purposes of maintaining or renewing such Registered Company Intellectual Property and recording and perfecting an Acquired Company’s ownership therein.
(b)An Acquired Company is the sole and exclusive owner (and in the case of applications and registrations, record owner) of all right, title and interest to the Company Intellectual Property set forth on Section 3.11(a) of the Company Disclosure Schedules, free and clear of all Liens (other than Permitted Liens), and such items are subsisting and unexpired and have not lapsed or been abandoned. All of the Registered Company Intellectual Property is valid and enforceable.
(c)The Acquired Companies own or have sufficient rights to use in the manner currently used and in the manner currently contemplated to be used, all material Intellectual Property that is used in, held for use in or necessary for the business of the Acquired Companies, and will continue to own or have such rights immediately after the Closing in substantially the same manner as of immediately prior to the Closing.
(d)Neither the Acquired Companies nor the conduct of the Business or any of their products or services infringes, misappropriates or otherwise violates, or, since the date that is five (5) years prior to the date of this Agreement, has infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. Since January 1, 2018, there is no Proceeding pending, or to the Knowledge of the Company, threatened, and the Acquired Companies have not received any written claim (including cease and desist letters or invitations to license) alleging (i) any such infringement, misappropriation or other violation or (ii) challenging the ownership, enforceability, registration, scope, validity, or use by the Acquired Companies of any Company Intellectual Property.
(e)To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since the date that is five (5) years prior to the date of this Agreement, has infringed, misappropriated or otherwise violated, any Company Intellectual Property. There is no Proceeding pending or threatened, and in the last six (6) years, the Acquired Companies have not made any written claims (including cease and desist letters or invitations to license) (i) challenging the ownership, enforceability, registration, scope, validity, or use of any Intellectual Property of such Person or (ii) alleging that the conduct of any Person is violating, misappropriating or infringing any Company Intellectual Property.
(f)The Acquired Companies have implemented commercially reasonable measures to protect the confidentiality of any Trade Secrets (including any Trade Secrets of any other Person disclosed pursuant to a written non-disclosure agreement to any of the Acquired Companies). No material Trade Secrets have been disclosed by any Acquired Company to any Person except pursuant to valid and enforceable non-disclosure agreements entered into in the Ordinary Course of Business that do not materially deviate from the Acquired Companies’ standard forms of non-disclosure agreement made available to Buyer. There have been in the past three (3) years no unauthorized disclosure, theft, misappropriation or loss of any such material Trade Secrets.
(g)No Company Software is subject to an Open Source Software license that requires, or would reasonably be expected to require, with respect to any such Company Software, derivative works thereof, or source code of any of the foregoing, (i) disclosure or distribution in source code form, (ii) licensing thereof for the purpose of making derivative works, or (iii) licensing for free or dedication to the public. The Acquired Companies are in material compliance with all obligations under any Contract pursuant to which the Acquired Companies have obtained the right to use any Software owned by Third Parties, including all Open Source Software licenses.
(h)The Acquired Companies have not disclosed any source code of Company Software, other than to authorized employees of the Acquired Companies who need such access to perform their employment duties for the Acquired Companies and that are bound by reasonable confidentiality and use restrictions relating to such source code. None of the Acquired Companies is a party to any source code escrow agreement or other agreement requiring the deposit, licensing or other provision of source code of any Company Software, and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will trigger, or provide any Person with, the right to require such escrow agreement or seek any such deposit or release.
(i)The consummation of the Transactions will not (i) result in the loss, termination or impairment of or payment of any additional amounts with respect to, nor require any Third Party consents in respect of, any Acquired Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of its business as currently conducted (ii) result in the grant by an Acquired Company or Buyer to any Person of any ownership interest, license or other right with respect to any Intellectual Property owned by an Acquired Company or Buyer, or (iii) cause the Buyer or its Affiliates to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Third Party in excess of those payable by the Acquired Companies in the absence of this Agreement or the Transactions contemplated hereby. No current or former partner, equity holder, or employee of any Acquired Company will, after giving effect to the Transactions, own or retain any proprietary rights in any of the Company Intellectual Property.
(j)Except as set forth on Section 3.11(j) of the Company Disclosure schedules, all Persons who have contributed to, developed or conceived any Intellectual Property for or on behalf of the Acquired Companies, or otherwise within the scope of their employment or engagement with the Acquired Companies, have done so pursuant to an agreement that protects the confidential information of the Acquired Companies and validly assigns (pursuant to a present-tense assignment) to an Acquired Company all right, title, and interest of such Person in all such Intellectual Property (each such Person, a “Contributor”). To the Knowledge of the Company, no former or current Contributor is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Acquired Companies, (ii) in breach of any Contract with any former employer or other Person concerning Intellectual

Property or confidentiality due to his or her activities as an employee of the Acquired Companies, or (iii) has any right, title or interest, including any right to further remuneration, compensation or consideration for or to assert any moral rights, in, to or under any Company Intellectual Property or has made any claim therefor. Neither any Acquired Company nor any former or current Contributor has received any funding or other material resources (including access to facilities or personnel) from any Governmental Authority, foundation, or public or private university, college, or other educational institution or research center, which could give rise to any right in or relating to any of the Company Intellectual Property. All amounts payable, whether under Contract or applicable Law, by the Acquired Companies to all Contributors have been paid in full.
(k)None of the Acquired Companies is, or has ever been, a member or a contributor to any industry standards body or similar organization that requires or required Acquired Companies to grant or agree to grant any other Person any license or right to any Company Intellectual Property.
12.Material Contracts.
(a)The correspondingly numbered subsection of Section 3.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts to which any Acquired Company is a party, or by which any Acquired Company or any of their respective assets or properties are bound (such contracts set forth (or required to be set forth) on Section 3.12(a) of the Company Disclosure Schedules, the “Material Contracts”):
(i)each Contract that provides, or is reasonably expected to provide, for payments to the Acquired Companies in an amount of at least (A) $250,000 per year or (B) $1,000,000 in the aggregate over the remaining term thereof;
(ii)each Contract that provides, or is reasonably expected to provide, for payments by the Acquired Companies of at least (A) $250,000 per year or (B) $1,000,000 in the aggregate over the remaining term thereof;
(iii)each Contract (including a note or instrument) (A) relating to any Indebtedness, including any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or similar derivative transactions or any leasing transaction of the type required to be capitalized in accordance with GAAP and/or (B) that grants a Lien (other than a Permitted Lien) on any material tangible assets or property of any Acquired Company;
(iv)each Contract for the acquisition and/or disposition of all or a material portion of a business, including assets or properties (whether by merger, sale of stock, sale of assets or otherwise), other than those Contracts pursuant to which the Acquired Companies have no material outstanding obligations (other than confidentiality obligations);

(v)each Contract (A) that forms or creates or governs the operation of any joint venture, strategic alliance, joint development or similar agreement, or a partnership or limited liability company operating agreement pursuant to which an Acquired Company holds an Equity Interest in any Person and/or (B) involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons;
(vi)each Contract (excluding valid and enforceable non-disclosure agreements entered in the Ordinary Course of Business that do not materially deviate from the Acquired Companies’ standard forms of non-disclosure agreement made available to Buyer and which do not contain any express licenses (including through covenants not to sue)) pursuant to which any material confidential Company Intellectual Property (including any Trade Secrets) has been disclosed or is required to be disclosed to any Person (other than an Acquired Company or any employee thereof);
(vii)each Contract pursuant to which an Acquired Company (i) grants a Third Party a license or any right (including through covenants not to sue, non-assertion provisions, releases, any right to receive or obligation to pay royalties or any other consideration) in or to any material Company Intellectual Property, other than non-exclusive licenses granted to customers or end users for the use by such customers or end users of the Acquired Companies’ services, in each case, entered into in the Ordinary Course of Business, or (ii) receives a license or any right (including through covenants not to sue, non-assertion provisions, releases, any right to receive or obligation to pay royalties or any other consideration) in or to any Intellectual Property of a Third Party (excluding any (A) non-customized “off-the-shelf” Software that is readily available pursuant to a standard “shrink-wrap” or other similar license agreement in object code form with annual license fee of less than $150,000; or (B) Open Source Software licenses);
(viii)any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party,” rights, rights of first refusal, rights or first negotiation or any similar rights, or that requires any Person to purchase its total requirements of any product or services from any other Person, (B) containing any non-competition covenants or other restrictions on the Acquired Companies (including, following the Closing, Buyer or any of its Affiliates), or (C) that purports to limit, limits or would limit the freedom of any of the Acquired Companies or any of their respective successors or assigns or their respective Affiliates (including, following the Closing, Buyer or any of its Affiliates) to conduct business, engage or participate, or compete with any other Person, in any line of business, market or geographic area or sell, distribute or manufacture any products or services or to purchase or otherwise obtain any components, parts or services;
(ix)each Contract or plan (including any stock option and/or stock bonus plan) for the issuance, sale, grant, exercise, award, purchase, repurchase or redemption or voting of Equity Interests of any Acquired Company, or the grant of a stock option or similar Equity Interest, or any warrants, convertible notes or other rights

(including any such rights that have a value based on any such Equity Interests, other securities or options, warrants or other rights) to purchase or otherwise acquire any such Equity Interests, other securities or options, warrants or other rights (including any such rights that have a value based on any such Equity Interests, other securities or options, warrants or other rights) therefor;
(x)each Related-Party Contract, including each Contract with Seller or any Affiliate or Equity Interest holder thereof providing for advisory, management or similar services;
(xi)each Contract with any labor union, works council or similar labor organization, worker representative or any collective bargaining agreement or similar Contract with any of their respective employees;
(xii)each Contract containing any guarantee, indemnification, warranty, support, maintenance or service obligation or cost on the part of an Acquired Company other than any such Contract entered into by an Acquired Company with customers, suppliers and distributers entered into in the Ordinary Course of Business;
(xiii)each Contract pursuant to which any Acquired Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;
(xiv)each settlement Contract with respect to any actual or threatened Proceeding or pursuant to which any Acquired Company waives any material rights, grants any material releases or provides for any injunctive or non-monetary relief;
(xv)each Contract required to be disclosed in order for the representations and warranties contained in Section 3.19 of the Company Disclosure Schedules to be true and correct, including any Contract requiring any Acquired Company to make a payment to any Seller or any Affiliate of Seller or Company Related Party in connection with any of the Transactions or any Contract that is entered into with any Person (other than Buyer) in connection with the Transactions;
(xvi)each Contract for capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;
(xvii)any Contract with any Governmental Authority;
(xviii)each Contract constituting an employment, consulting or severance agreement with any director, officer or employee of any Acquired Company providing for base compensation and/or other guaranteed payments in excess of $250,000 per year;
(xix)any Contract for the development of Intellectual Property by, with or for the Acquired Companies;

(xx)each Contract with a Significant Customer;
(xxi)each Contract with a Significant Supplier;
(xxii)each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;
(xxiii)each Lease;
(xxiv)each indemnification agreement between a Covered Person and an Acquired Company (any such agreement listed in Section 3.12(a)(xxiv) of the Company Disclosure Schedules, a “D&O Indemnification Agreement”);
(xxv)any agreement, arrangement or understanding to enter into any of the foregoing.
(b)All of the Material Contracts are in written form, and true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) have been made available to Buyer. Each Material Contract is in full force and effect, valid and binding on the applicable Acquired Company party thereto or bound thereby and enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Company, each other party thereto or bound thereby, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. There exists no breach or event of default under (in each case, with or without notice or lapse of time or both) any Material Contract nor does there exist any event, occurrence, condition or act, with respect to any Acquired Company or, to the Knowledge of the Company, any other contracting party has occurred, that, with the giving of notice, the lapse of time or both, (i) would result in a right of termination, (ii) cause or permit the acceleration of, or other material modifications to, any material right of the counterparty or obligation of any Acquired Company that is a party thereto, (iii) reasonably be expected to become a default or event of default under any Material Contract or (iv) result in the loss of any material benefit of or to any Acquired Company that is party thereto. In the past three (3) years, there has been no material reduction or alteration in the usage or provision of any services, products or rights provided under any Material Contract. No Acquired Company has in the past three (3) years received or delivered any written notice or, to the Knowledge of the Company, any other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.
13.Insurance Coverage. Section 3.13 of the Company Disclosure Schedules sets forth a true, correct and complete list (including type of policy, insurer name, policy number, and coverage amount) of all material insurance policies maintained by the Acquired Companies (the

“Insurance Policies”). The Company has provided to Buyer complete copies of all such Insurance Policies (including all amendments, supplements and modifications thereto). All Insurance Policies are in full force and effect, all premiums due and payable have been paid in full and no Acquired Company is in breach or default with respect to any of its obligations under any Insurance Policy. No written or, to the Knowledge of the Company, oral notice of cancellation or termination has been received by the Acquired Companies with respect to any Insurance Policy, and to the Knowledge of the Company there are no threatened terminations of, or material premium increases with respect to, any Insurance Policies. Such Insurance Policies (i) collectively provide usual and customary insurance coverage for the assets and operations of the Acquired Companies; (ii) collectively are in compliance with all requirements of Law; (iii) are issued by an insurers with AM Best ratings of at least A- and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies. Since January 1, 2021, none of the Acquired Companies has been refused any insurance.
14.Environmental Matters.
(a)Except as set forth on Section 3.14 of the Company Disclosure Schedule:
(i)the Acquired Companies are, and for the past five (5) years, have been in compliance in all material respects with all Environmental Laws;
(ii)the Acquired Companies have, and for the past five years, have had all Permits required by Environmental Laws and the Acquired Companies are, and for the past five years, have been in compliance with the terms and conditions of such Permits in all material respects;
(iii) there is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against any Acquired Company and neither Seller nor any Acquired Company has received any written or, to the Knowledge of the Company, oral notice alleging noncompliance by any Acquired Company with respect to any Environmental Law or Permit required by applicable Environmental Laws;
(iv)there has been no Release of or exposure to Hazardous Materials on any real property currently or, to the Knowledge of the Company, formerly owned, operated, or leased by any Acquired Company in a manner that would reasonably be expected to result in a material Environmental Claim against any Acquired Company;
(v)except for Permitted Liens, no Liens pursuant to Environmental Laws have been or are imposed on the property owned, leased or operated by any Acquired Company, and to the Knowledge of the Company, no such Liens have been threatened; and
(vi)except for standard indemnification provisions in supply or lease agreements, no Acquired Company has assumed by Contract any Liabilities or obligations pursuant to Environmental Laws.

(b)The Company has delivered or otherwise made available for inspection to the Buyer all material reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to Seller or the Acquired Companies pertaining to: (i) any unresolved Environmental Claims; (ii) any Hazardous Materials in, on, or beneath any property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Acquired Companies; or (iii) the Acquired Companies’ compliance with Environmental Laws.
15.Employee Benefit Plans.
(a)Section 3.15(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Employee Benefit Plan. The Company has provided the Buyer with true, correct and complete copies of the following documents with respect to each Employee Benefit Plan, to the extent applicable: (b) the plan documents pursuant to which such Employee Benefit Plan and trusts, insurance contracts or other funding arrangements thereunder are maintained and administered and any amendments thereto, (ii) all current employee handbooks or manuals, (iii) the most recent summary plan description and summaries of material modifications, (iv) the most recent annual report (Form 5500 and attachments thereto) and financial statements, (v) all non-ordinary course communications with a Governmental Authority within the previous three (3) years, (vi) the most recent IRS determination, advisory or opinion letter, (vii) any material non-ordinary course correspondence with any participant in any Employee Benefit Plan regarding such Employee Benefit Plan within the previous three (3) years; (viii) written summaries of any unwritten Employee Benefit Plans and (ix) all modifications or amendments to any such document. Except as listed on Section 3.15(a)(i) of the Company Disclosure Schedules, no Employee Benefit Plan is primarily for the benefit of individuals located outside the United States (each such plan, a “Non-US Plan”).
(b)Each Employee Benefit Plan is and has been established, operated, maintained, funded and administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and other applicable Laws. Except (i) for routine claims for benefits; or (ii) as otherwise set forth in Section 3.15(b) of the Company Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or arising out of an Employee Benefit Plan or the assets of any Employee Benefit Plan, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Proceeding. All contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid to any Employee Benefit Plan under the terms of such Employee Benefit Plan (or its related trust, insurance contract or other funding arrangement) or pursuant to any Law have been made within the time periods prescribed by such Employee Benefit Plan or Law, and all such contributions and premiums or other payments required to be made or paid for all periods ending on or before the Closing Date have been or will be, as the case may be, paid or accrued with respect to each Employee Benefit Plan. Each Employee Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination or opinion letter from the IRS and, to the

Knowledge of the Company, nothing has occurred that caused or is reasonably likely to cause the loss of such qualification or result in the imposition of any penalty or tax under ERISA or the Code. None of the Acquired Companies or, to the Knowledge of the Company, any Third Party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Benefit Plan that would result in the imposition of any material liability to any of the Acquired Companies. To the Knowledge of the Company, no fiduciary, within the meaning of Section 3(21) of ERISA, of any Employee Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. With respect to each Non-US Plan, (A) such Non-US Plan has obtained from the Governmental Authorities having jurisdiction with respect to such Non-US Plan any required determinations, if any, that such Non-US Plan is in material compliance with all applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Non-US Plan, and (B) except as required by applicable Law or the terms of such Non-US Plan, no condition exists that would prevent any Acquired Company from terminating or amending (x) any Non-US Plan sponsored by the Acquired Company and (y) its obligations in respect of any Non-US Plan in which the Acquired Company contributes but is not sponsored or maintained by the Acquired Company, at any time for any reason in accordance with the terms of each such Non-US Plan without the payment of any material fees, costs, or expenses.
(c)Neither any of the Acquired Companies nor their ERISA Affiliates sponsors, maintains, operates or contributes to (or has in the past six (6) years established, operated, maintained, contributed to, was required to contribute to, maintain or sponsor) or has or would reasonably be expected to have any actual or contingent liability with respect to, (i) a Multiemployer Plan, (ii) a Title IV Plan, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code or other funded arrangement for the provision of welfare benefits. None of the Acquired Companies has any obligation to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (COBRA), similar state or local Laws. No Acquired Company has incurred any material liability or obligation (including as a result of any indemnification obligation) under Title IV of ERISA for which any Acquired Company would reasonably be expected to be liable, and to the Knowledge of the Company, no condition exists that would reasonably be expected to subject any Acquired Company to any material penalty, Tax, fine or Lien imposed by ERISA, the code or other applicable Law with respect to any Employee Benefit Plan. No assets of any Acquired Company are subject to any Lien under ERISA or the Code.
(d)Each Acquired Company (i) has complied, in all material respects, with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (ii) has, and has had, no liability or obligation for a penalty or assessable payment under Section 4980H of the Code and does not reasonably expect to, have any liability or obligation for such a penalty or assessable payment, and (iii) has timely and accurately filed and distributed Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder. No Acquired Company has, and would not reasonably be expected to have, any material liability or obligation for Taxes under Sections 4975 through 4980 or Sections 4980B through 4980G of the Code.
(e)Except as set forth in Section 3.15(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) require any contributions or payments to fund any obligations under any Employee Benefit Plan, or cause any Acquired Company to transfer or set aside any assets to fund any Employee Benefit Plan, (ii) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan (except as required by applicable law), (iii) result in the accelerated vesting, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other individual service provider of any of the Acquired Companies or (iv) result in any payment (or acceleration of vesting of any amount or benefit) that will be an “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or other individual service provider of any of the Acquired Companies.
(f)None of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any tax, including under Sections 409A or 4999 of the Code.
(g)No Acquired Company has any legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan that would be reasonably expected to result in material liabilities or obligations to any Acquired Company, except as may be required by applicable Law.
16.Labor Matters.
(a)Section 3.16(a) of the Company Disclosure Schedules contains a true and complete list of, as of the a date within ten (10) days prior to the date hereof, all persons who are current employees and individual independent contractors of the Acquired Companies including (i) each person’s (A) name; (B) date of hire; (C) title or position; (D) wage rate or current salary and target annual bonus or other bonus eligibility (excluding any bonuses set forth in Section 3.15(e) of the Company Disclosure Schedules); (E) principal work location; (F) part-time or full-time status; (G) classification as exempt or non-exempt (if appropriate in the relevant jurisdiction); and (H) any accrued and unused PTO as of a date within ten (10) days prior to the date hereof; (ii) individual independent contractors currently providing services to the Company or any of its Subsidiaries; and (iii) employees on a leave of absence, the type of leave, the date such leave began and the expected return to work date, if known. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, officers, directors, and other service providers of the Acquired Companies on or prior to the date hereof have been paid in full (or will be paid in the next regular payroll date of the Company or its Subsidiary) or accrued in full.
(b)Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, no Acquired Company is a party to or otherwise bound by any collective bargaining or any other type of collective labor or union agreement, and there is no labor union or other organization representing employees of the Acquired Companies. No labor union, labor organization, works council, or group of employees of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company there have been no labor union organizing activities with respect to any employees of the Acquired Companies since January 1, 2020. No strike, labor suit or proceeding, material grievances, material arbitrations, lockouts, picketing, work stoppages, slowdowns, or other labor disputes is pending or, to the Knowledge of the Company, has been threatened with respect to any employee of the Acquired Companies (in such employees’ capacities as such), and to the Knowledge of the Company no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity.
(c)Since January 1, 2020, the Acquired Companies have been in material compliance with all applicable Laws, policies, plans and programs respecting employment and employment practices, including all Laws, policies, plans and programs respecting terms and conditions of employment, employment practices, health and safety, wages and hours, pay equity, equal employment opportunity, holiday entitlement and holiday pay, sick leave and sick pay, classification of employees and independent contractors, child labor, immigration, employment discrimination, retaliation, “whistleblower” rights, civil rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance and the payment of social security and other taxes, and the termination of employment.
(d)The Acquired Companies have not received since January 1, 2020 (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authorities against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, classification, employment discrimination, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation or audit with respect to or relating to them or notice that such investigation or audit is in progress, or (v) notice of any complaint, lawsuit, audit or other proceeding pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee, director, individual independent contractor, individual consultant or other individual service provider of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law, policy, plan or program governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e)To the Knowledge of the Company, since the date that is three (3) years prior to the date hereof, no material complaint, lawsuit, or other proceeding arising out of or concerning allegations of sexual harassment have been brought against the Acquired Companies or any officer, director or employee of the Acquired Companies.
(f)The Acquired Companies are and since the date that is three (3) years prior to the date hereof have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs (“WARN Act”). Since January 1, 2020, no Acquired Company has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company, (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company, and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of the WARN Act. During the ninety (90) day period prior to the date hereof, there has been no termination which would trigger any notice or other obligations under the WARN Act (excluding any aggregation with respect to events occurring following the Closing).
(g)All Persons who perform services for the Acquired Companies with operations in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration Laws relating to the employment of non-United States citizens applicable in the state in which such Persons are employed. Such Acquired Companies have properly completed and retained a Form I-9 with respect to each of its current and past employees employed since January 1, 2020, and have, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees. Since January 1, 2020, such Acquired Companies have not been the subject of an audit or a proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement, (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.
(h)To the Knowledge of the Company, there is no officer, executive, or group of employees of such Acquired Company who has or have indicated in writing an intention to terminate his, her or their employment with such Acquired Company within the one (1) year period following the Closing, other than the individuals who will be terminated as of the Closing Date as set forth in Section 3.16 (h) of the Company Disclosure Schedules.
17.Taxes. Except as set forth in Section 3.17 of the Company Disclosure Schedules:

(a)All income and other Tax Returns required to be filed by or with respect to any Acquired Company have been timely filed (taking into account applicable extensions validly taken), and all Taxes (whether or not shown on any Tax Return) have been or will be timely paid in full.
(b)To the Knowledge of the Company, there is no Proceeding pending with respect to any Taxes of any Acquired Company. Other than Permitted Liens, there are no Liens for Taxes upon any of the assets of the Acquired Companies.
(c)None of the Acquired Companies has received written notice from a Governmental Authority in a jurisdiction where none of the Acquired Companies files Tax Returns claiming that any Acquired Company may be required to file Tax Returns in such jurisdiction or subject to taxation by that jurisdiction;
(d)Each of the Acquired Companies has (i) timely and properly withheld and paid to the appropriate Governmental Authority all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employees, independent contractors, creditors, stockholders, members, or other third parties, and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.
(e)None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)No Acquired Company is a party to, or is bound by, any Tax allocation or sharing agreement or any Tax indemnity agreement, other than (i) any such agreement solely between or among the Acquired Companies or (ii) other commercial agreements the primary purposes of which do not relate to Taxes but that contain customary provisions for Taxes.
(g)None of the Acquired Companies (i) has been a member of a consolidated, combined, unitary or affiliated Tax group (other than a group of which Seller is a member) or (ii) has incurred any liability for the Taxes of any Person other than the group of which Seller is a member under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(h)None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable Period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, or (v) “gain recognition agreement” or “domestic use election” (or any corresponding provision of state, local or non-U.S. income Tax Law).

(i)No Acquired Company has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)No Acquired Company has within the two (2) years prior to the Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.
(k)No Acquired Company is or has, in the last (5) years, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.
(l)Since their respective formations, each of the Acquired Companies has been treated as a disregarded entity for U.S. federal income Tax purposes other than (i) UW Interco Corp, a Delaware corporation, which is classified as a “C” corporation for U.S. federal income Tax purposes, (ii) UW Interco II, LLC, a Delaware limited liability company, which is classified as a partnership for U.S. federal income Tax purposes (iii) UW International Sales, Inc., a Delaware corporation, which is classified as a “C” corporation for U.S. federal income Tax purposes and (iv) Universal Wood EMEA, BVBA, a company duly incorporated under the laws of Belgium, which is classified as a partnership for U.S. federal income Tax purposes.
18.Brokers’ or Finders’ Fees. Except for the Financial Advisor, whose fees, expenses, commissions and any other amounts payable in connection with the transactions contemplated by this Agreement or any Transaction Document constitute Company Transaction Expenses for all purposes hereunder, there is no investment banker, broker, finder, financial advisors or other intermediary or similar Person which has been retained by or is authorized to act on behalf of Seller or the Acquired Companies who might be entitled to any brokerage, finder’s success or other fee or commission in connection with the origin, negotiation or execution of this Agreement or otherwise in connection with the Transactions. The Company has made available to Buyer true, correct and complete copies of all Contracts (with only financial terms redacted) under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.
19.Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedules, (i) there are no Contracts between (A) any Acquired Company, on the one hand, and (B) (x) Seller or any Affiliate of Seller (including Seller but excluding the Acquired Companies), or (y) any current or former director, manager, officer, stockholder, equityholder, employee, consultant or contractor of any Acquired Company, Seller or any of their respective Affiliates (or any family member or relative of any such Person) (collectively, the Persons in this clause (B)(y), the “Company Related Parties”), on the other hand (other than employment arrangements with employees) (any such Contract, a “Related-Party Contract”), (ii) none of Seller or any Affiliate of Seller or any Company Related Party has any interest in any asset, property or right, tangible or intangible, used by any Acquired Company or owes any Indebtedness to, or is owed any Indebtedness by, any Acquired Company and (iii) no Company Related Party provides goods or services to, or receives goods or services from, any Acquired Company (other than incident to any such Person’s employment arrangements with any Acquired Company).

20.Title to Assets. Except as set forth in Section 3.20 of the Company Disclosure Schedules, the Acquired Companies have good, marketable, valid and enforceable title and interest to their properties and assets (a) used by the Acquired Companies or (b) shown to be owned or leased as reflected on the Interim Financial Statements (except tangible properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Acquired Companies valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. The assets, properties, facilities, assets and rights used, held for use, owned or licensed by the Acquired Companies constitute all of the facilities, assets, properties and rights that are (i) used or held for use in connection with the conduct and operation of the business of the Acquired Companies as presently operated and (ii) necessary and sufficient for the conduct of the business of the Acquired Companies to conduct and operate their respective businesses immediately after the Closing in substantially the same manner as conducted and operated as of the date hereof.
21.Customers and Suppliers.
(a)None of the Acquired Companies has any outstanding material disputes with any customer or distributor who, in the twelve (12)-month period ended December 31, 2023, was one of the twenty (20) largest sources of revenues for the Acquired Companies, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed in Section 3.21(a) of the Company the Company Disclosure Schedules. No Acquired Company has received any written notice, or to the Company’s Knowledge, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Acquired Companies after the Closing or that such customer intends to terminate or materially modify its existing Contract(s) with the Acquired Companies.
(b)None of the Acquired Companies has any outstanding material dispute concerning products and/or services provided by any supplier who, in the twelve (12)-month period ended December 31, 2023, was one of the fifteen (15) largest suppliers of products and/or services to the Acquired Companies, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed in Section 3.21(b) of the Company Disclosure Schedules. No Acquired Company has received any written notice, or to the Company’s Knowledge, oral notice from any Significant Supplier that such Significant Supplier will not continue as a supplier to the Acquired Companies after the Closing or that such supplier intends to terminate or materially modify (other than in respect of delivery dates) existing Contracts with the Acquired Companies.
22.Inventory. The levels of inventory held by the Acquired Companies are consistent with past practice and are adequate for, and do not materially exceed, the needs of the business operated by the Acquired Companies (taking into consideration current and reasonably anticipated demand). All of the inventories of the Acquired Companies, whether reflected in the Financial Statements or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business and is merchantable and fit for the purpose for which it was procured or manufactured in all material respects, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down in the Financial Statements to fair market value or for which adequate reserves for inventory write-downs have been provided therein (and not in any notes thereto). All inventories not written off have been priced at the lower of cost or market. All work in process and finished goods inventory held by the Acquired Companies is free of any material defect or other material deficiency.
23.Product Liability; Product Warranty.
(a)Except as disclosed in Section 3.23(a) of the Company Disclosure Schedules, (i) there is no product liability claim pending or, to the Knowledge of the Company, threatened, against any Acquired Company, (ii) to the Knowledge of the Company, there has been no accident or circumstances involving personal injury that could reasonably be expected to lead to a material product liability claim, Proceeding or notice of violation against any Acquired Company and (iii) to the Knowledge of the Company, there is no product design defect or recurring product defect or events or circumstances otherwise related to any alleged defect in design, manufacturing, materials or workmanship or any alleged breach of implied warranties or representations with respect to products designed, manufactured, serviced, produced, shipped or otherwise sold by any Acquired Company. All product liabilities and product warranty liabilities of the Acquired Companies are appropriately accrued in accordance with GAAP in the consolidated financial statements of the Company.
(b)Except as disclosed in Section 3.23(b) of the Company Disclosure Schedules, no product sold, designed, manufactured, serviced, produced, shipped or delivered or service rendered by any Acquired Company is subject to any guaranty, warranty, or other indemnity beyond any applicable standard terms and conditions of sale. Copies of any standard terms and conditions of sale (including any amendments, modifications or waivers thereto) used by each Acquired Company as of the date hereof (containing applicable guaranty, warranty, and indemnity provisions) have been provided to Buyer.
24.Data Privacy; Cybersecurity.
(a)The Acquired Companies comply and have complied with (i) all Data Protection Laws, (ii) applicable binding industry standards and (iii) the Acquired Companies’ public posted privacy policies and all material contractual commitments that the Acquired Companies have entered into with respect to the Processing of Personal Information (collectively, the “Privacy Commitments”). The execution, delivery, and performance of this Agreement will not cause, constitute, or result in violation of any Privacy Commitments. Each of the Internet websites and applications (including mobile applications) owned or operated by an Acquired Company maintains a publicly posted privacy statement or policy that complies with all applicable Privacy Commitments and describes such entity’s practices with respect to the collection, storage, use and disclosure of Personal Information.
(b)The IT Assets (i) are in good working order and condition and are sufficient for the operation of the Business as currently conducted, (ii) to the Knowledge of the

Company, are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of the IT Assets and (iii) have not materially malfunctioned or failed. The Acquired Companies have implemented and maintain commercially reasonable and appropriate technical and organizational measures to preserve and maintain the performance, physical and electronic security, integrity, and continuous operation of the IT Assets and protect the data (including Personal Information and Trade Secrets) stored thereon or Processed thereby against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, including maintaining commercially reasonable business continuity and disaster recovery plans.
(c)The Acquired Companies have not experienced any actual or alleged misuse, intrusion or breach of the IT Assets or any loss, theft, or unauthorized or unlawful corruption, access to or Processing, or the rendering unavailable or inaccessible (including through a ransomware attack) of data (including Personal Information or Trade Secrets) Processed by or on behalf of the Acquired Companies (collectively, “Security Incidents”) in the past five (5) years. The Acquired Companies have not in the past five (5) years (i) been required pursuant to any Privacy Commitment to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident; (ii) been the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Data Protection Law, or (iii) received any notice, request, claim, complaint, correspondence or other communication, or Proceeding pending or threatened from any Governmental Authority or other Person relating to any Security Incident or compliance with or violation of any Privacy Commitments.
25.No Additional Representations.
(a)Except for the representations and warranties contained in this Article III or any Transaction Document, neither the Company nor any of its Affiliates, direct or indirect equityholders nor any of its or their Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Acquired Companies, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or as to the future sales, revenue, profitability or success of the Acquired Companies, or any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed by Seller.
(b)The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to Buyer, the transactions contemplated herein or with respect to the accuracy or completeness of any other information provided, or made available, to the Company by Buyer or its Representatives in connection with the transactions contemplated herein and such Sellers has not relied on any representation or warranty by Buyer other than those expressly set forth in Article V.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, interpreted in accordance with Section 12.04, Seller represents and warrants to Buyer as follows as of the date hereof:
1.Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Seller has all requisite limited liability company power and authority to own, lease, use and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions in which applicable Law does not provide for such qualification, licensing or concept of good standing and except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to prevent or materially impair the ability of Seller or any of the Acquired Companies to consummate the Transactions or perform its obligations under the Transaction Documents. Seller is not in violation of, or default under any provisions of its Organizational Documents that would prevent or impair the consummation of the Transactions, and there exists no condition, fact or event which, after notice, lapse of time or both, would result in any such violation or default. True, correct and complete copies of the Organizational Documents of Seller (other than the member schedule), each as amended and otherwise in effect, have been made available to Buyer.
2.Authorization; Validity of Agreements. Seller has the requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and the other Transaction Documents to which Seller is contemplated hereunder to be a party and to consummate the Transactions hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller will be a party or is contemplated hereunder to be a party, and the consummation by Seller of the Transactions hereunder and thereunder, have been duly authorized by all necessary limited liability company or other proceedings on the part of Seller necessary to authorize Seller’s execution, delivery and performance of this Agreement or any other Transaction Document to which Seller will be a party or is contemplated hereunder to be a party or the consummation by Seller of the Transactions hereunder or thereunder. This Agreement and each other Transaction Document to which Seller will be a party or is contemplated hereunder to be a party has been (or, in the case of any Transaction Document to be executed and delivered by Seller as of the Closing, will be) duly executed and delivered by Seller. Assuming the due and valid authorization, execution and delivery by each other party hereto and thereto of this Agreement and any other Transaction Document to which Seller will be a party or is contemplated hereunder to be a party, this Agreement and each such other Transaction Document to which Seller will be a party or is contemplated to be a party hereunder constitutes (or, in the case of any Transaction Document to be executed and delivered by Seller as of the Closing, will constitute) a legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
3.Consents and Approvals; No Violations.
(a)The execution, delivery or performance by Seller of this Agreement and any other Transaction Document to which it is contemplated hereunder to be a party, and the consummation by Seller of the Transactions hereunder or thereunder, do not and will not (i) violate, conflict with, result in or constitute a breach or violation of, or default under, any provision of any Organizational Documents of Seller; (ii) except as set forth in Section 4.03(a) of the Company Disclosure Schedules, violate, conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, modification, change in terms, cancellation or acceleration of any obligation, payment or loss of any benefit under, or require any delivery or notice of any consent, approval or any waiver from any Person pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound; (iii) violate or result in a breach or violation of any Laws or Orders applicable to Seller or any of the material properties, rights or assets of Seller or, other than in connection with the required filings pursuant to the HSR Act or other Antitrust Laws, give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets, rights or properties of Seller, except, in the cases of clauses (ii) through (iv) above, as would not would not adversely affect, and would not reasonably be expected to adversely affect, Seller’s ability to perform or comply with the covenants, agreements or obligations of Seller herein or in any other Transaction Document to which Seller is contemplated hereunder to be a party, or to consummate the Transactions in accordance with this Agreement or any other Transaction Document to which Seller is contemplated hereunder to be a party and applicable Law.
(b)No consent, permit, clearance, approval, Order or authorization of, or registration, designation, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any other Transaction Document to which Seller is contemplated hereunder to be a party, the performance by Seller of its obligations under this Agreement or any other Transaction Document to which Seller is contemplated hereunder to be a party, or the consummation of the Transactions, except for (i) as set forth in Section 4.03(b) of the Company Disclosure Schedules and (ii) any required filings pursuant to the HSR Act, or other Antitrust Laws.
(c)No Proceeding is pending, or has been, to Knowledge of the Company, threatened against Seller which challenges the validity of this Agreement or any Transaction Document or any action taken or to be taken in connection herewith or therewith, in each case, except to the extent such Proceeding would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement at the Closing.
4.Title to Equity; Liens.
(a)The Company Interests are held of record and beneficially directly by Seller. Seller has, and upon the Closing, Buyer shall acquire, good, valid and marketable title to the Company Interests, free and clear of all Liens other than those set forth in Section 3.04(a) of the Company Disclosure Schedules.
(b)Other than this Agreement and the Organizational Documents of Seller, none of the Company Interests held directly or indirectly by Seller are subject to any voting trust agreement, member agreement, proxy or any other Contract restricting or otherwise relating to the voting, dividend or distribution rights or the sale or disposition of such Company Interests, and no Person has any outstanding or authorized option, warrant or other right relating to the ownership, sale or voting of such Equity Interests or pursuant to which such Seller is or may become obligated to sell, transfer or otherwise dispose of any such Equity Interests.
5.Brokers’ or Finders’ Fees. Except for the Financial Advisor, whose fees, expenses, commissions and any other amounts payable in connection with the transactions contemplated by this Agreement or any Transaction Document constitute Company Transaction Expenses for all purposes hereunder, there is no investment banker, broker, finder, financial advisor or other intermediary or similar Person which has been retained by or is authorized to act on behalf of Seller or the Acquired Companies who might be entitled to any brokerage, finder’s success or other fee or commission in connection with the origination, negotiation or execution of this Agreement or otherwise in connection with the Transactions. Neither Buyer nor the Acquired Companies shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder, financial adviser or other intermediary or similar Person as a result of this Agreement or the Transactions. Seller has made available to Buyer true, correct and complete copies of all Contracts (with only financial terms redacted) under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.
6.No Additional Representations.
(a)Except for the representations and warranties contained in this Article IV and in any Transaction Document, neither Seller nor any of its Affiliates nor any of its or their Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Acquired Companies, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or as to the future sales, revenue, profitability or success of the Acquired Companies, or any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed by Seller.

(b)Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to Buyer, the transaction contemplated herein or with respect to the accuracy or completeness of any other information provided, or made available, to such Seller by Buyer or its Representatives in connection with the transactions contemplated herein and such Sellers has not relied on any representation or warranty by Buyer other than those expressly set forth in Article V.
Article V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows as of the date hereof:
1.Organization. Buyer is a corporation validly existing and in good standing under the Laws of Minnesota and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not in violation of, or default under any provisions of its Organizational Documents that would prevent or impair the consummation of the Transactions, and there exists no condition, fact or event which, after notice, lapse of time or both, would result in any such violation or default.
2.Authorization; Validity of Agreement. Buyer has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the other Transaction Documents to which Buyer is contemplated hereunder to be a party or will otherwise be a party and to consummate the Transactions hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is contemplated hereunder to be a party or will otherwise be a party, and the consummation by Buyer of the Transactions hereunder and thereunder, have been duly authorized by all necessary corporate or other proceedings on the part of Buyer necessary to authorize Buyer’s execution, delivery and performance of this Agreement or any other Transaction Document to which Buyer is contemplated hereunder to be a party or will otherwise be a party or the consummation by Buyer of the Transactions hereunder or thereunder. This Agreement and each other Transaction Document to which Buyer is contemplated hereunder to be a party or will otherwise be a party has been (or, in the case of any Transaction Document to be executed and delivered by Buyer in connection with the Closing, will be) duly executed and delivered by Buyer. Assuming the due and valid authorization, execution and delivery by each other party hereto and thereto of this Agreement and any other Transaction Document to which Buyer is contemplated hereunder to be a party or will otherwise be a party, this Agreement and each such other Transaction Documents to which Buyer is contemplated to be a party hereunder or will otherwise be a party constitutes (or, in the case of any Transaction Document to be executed and delivered by Seller as in connection with the Closing, will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
3.Consents and Approvals; No Violations.
(a)The execution, delivery or performance by Buyer of this Agreement and any other Transaction Document to which Buyer is contemplated hereunder to be a party or will otherwise be a party, and the consummation by Buyer of the Transactions hereunder or thereunder, do not and will not (i) constitute a breach or violation of, or default under, any provision of any Organizational Documents of Buyer; (ii) violate, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or any waiver from any Person pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (iii) violate any Laws applicable to Buyer or any of the material properties or assets of Buyer; or (iv) result in the creation or imposition of any lien on any assets or properties of Buyer, except, in the cases of clauses (ii) through (iv) above, as would not reasonably be expected to have a Buyer Material Adverse Effect.
(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document to which Buyer is contemplated hereunder to be a party, the performance by Buyer of its obligations under this Agreement or any other Transaction Document to which Buyer is contemplated hereunder to be a party, or the consummation of the Transactions, except for (i) as set forth in Section 3.03(b)(i) of the Company Disclosure Schedules, (ii) any required filings pursuant to the HSR Act, or other Antitrust Laws and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, Buyer’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Transaction Document to which Buyer is contemplated hereunder to be a party, or to consummate the Transactions in accordance with this Agreement or any other Transaction Document to which Buyer is contemplated hereunder to be a party and applicable Law.
4.Proceedings; Orders. There are no Proceedings before or by any Governmental Authority, or to Buyer’s knowledge, investigations by any Governmental Authority, pending or, to Buyer’s knowledge, threatened, against Buyer, nor are there any Orders naming Buyer, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

5.Purchase for Investment.
(a)Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.
(b)The Company Interests will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. Buyer does not have any Contract with any Person to sell, transfer, or grant participations with respect to the Company Interests.
(c)Buyer’s financial condition is such that it is able to bear the risk of its investment in the Company Interests and can bear the loss of its entire investment in the Company Interests.
(d)Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risks of such investment.
(e)Buyer acknowledges that the Company Interests have not been registered under the Securities Act or under any state or foreign securities Laws.
6.Sufficiency of Funds. Buyer has, and will have at the Closing, sufficient available funds (through cash on hand, credit arrangements or otherwise) (a) to pay all amounts payable by Buyer hereunder, including payment of the Estimated Closing Purchase Price, the Unpaid Company Transaction Expenses, the Closing Repaid Indebtedness, and the Escrow Amount pursuant to Section 2.04(a); (b) to make all other necessary payments of fees and expenses in connection with the Transactions; and (c) to perform and discharge its obligations under the Transaction Documents and in connection with the Transactions. Buyer expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Buyer’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer) for the consummation of the Transactions.
7.Brokers or Finders. Other than those engaged by Buyer or its Affiliates, the fees of whom shall be borne by Buyer or such Affiliate, as applicable, there is no investment banker, broker, finder, financial advisor or other intermediary or similar Person which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any brokerage, finder’s success or other fee or commission in connection with the origination, negotiation or execution of this Agreement or otherwise in connection with the Transactions.
8.Independent Investigation By Buyer; No Reliance.
(a)Buyer hereby acknowledges and affirms that it has conducted its own investigation, analysis and evaluation of the Acquired Companies. Further, Buyer hereby acknowledges and agrees that, in making its decision to enter into this Agreement and the other Transaction Documents to which Buyer is contemplated to be a party hereunder and to consummate the Transactions, it has relied solely on its own investigation, analysis and evaluation of the Acquired Companies as well as the representations and warranties made by the Company in Article III and Seller in Article IV, and the representations and warranties of the Company and Seller, as applicable, in any Transaction Document and Buyer has not relied upon (i) any representation or warranty, express or implied, with respect to the Acquired Companies (other than those set forth in Article III and Article IV and the representations and warranties of the Company and Seller, as applicable, in any Transaction Document), (ii) any information set forth in any confidential information presentation distributed by or on behalf of Seller, the Company or any Financial Advisor(s) with respect to the Company, (iii) any information regarding the Company provided at any management presentation related to the Transactions, (iv) any information communicated by or made available through the data room or due diligence process, or (v) any financial projection or forecast relating to the Company; provided, that the foregoing acknowledgement and agreement shall not limit, in any way, the representations or warranties made by Seller hereunder or the rights of Buyer with respect to breaches thereof or inaccuracies therein.
(b)Buyer acknowledges and agrees that none of Seller, the Acquired Companies or their respective Representatives is making any representations or warranties whatsoever, express or implied, except those made by the Company in Article III and Seller in Article IV.
(c)In connection with the investigation, evaluation and analysis by Buyer of the Acquired Companies, Buyer has received and may receive from Seller certain projections, forward-looking statements and other forecasts relating to the Acquired Companies. Buyer specifically acknowledges that there are uncertainties inherent in attempting to make such projections, forward-looking statements and other forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward-looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward-looking statements and other forecasts), and that Buyer has not relied upon the same.
(d)For the avoidance of doubt, the foregoing acknowledgments shall not limit in any way the rights of Buyer under any R&W Insurance Policy.
9.Solvency. Assuming (a) the truth and accuracy of the representations and warranties of the Company in Article III and Seller in Article IV, (b) the performance by the Company and Seller of their respective covenants, agreements and obligations under this Agreement, the other Transaction Documents (and all documents to be entered into in connection herewith), (c) that all the conditions to the Buyer’s consummation of Closing set forth in Section 9.01 and Section 9.02 have been satisfied without waiver thereof, and (d) the estimates, forecasts and projections that the Company and/or Seller provided to Buyer with respect to the Acquired Companies and their respective businesses, properties, assets and liabilities were prepared in good faith and based on assumptions that were and continue to be reasonable, as of immediately following the Closing, and after giving effect to the Transactions, (i) the sum of the debt (including contingent liabilities of Buyer and its Subsidiaries on a consolidated basis) does not exceed the fair market value of the assets (on a going concern basis) of Buyer and its Subsidiaries on a consolidated basis, (ii) the Buyer and its Subsidiaries will have an adequate amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (iii) Buyer and its Subsidiaries on a consolidated basis do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
10.No Additional Representations. Except for the representations and warranties contained in this Article V neither Buyer nor any of its Affiliates nor any of its or their Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Seller or the Company, express or implied, at law or in equity, with respect to Buyer or its business, or otherwise in connection with the Transactions, including any representations and warranties, arising from statute or otherwise in law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed by Buyer.
Article VI

COVENANTS OF THE COMPANY AND SELLER
1.Maintenance of the Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI (the “Interim Period”), except with the consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned) the Acquired Companies shall, and Seller and the Company shall cause the Acquired Companies to, (a) carry on the Business and otherwise operate only in the Ordinary Course of Business, (b) exercise commercially reasonable efforts to preserve intact the present business organizations, assets (other than sales of inventory in the Ordinary Course of Business), technology, key employees, lines of business, rights and Permits of the Acquired Companies and maintain their relationships with customers, suppliers, distributors, partners and employees and others with whom the Acquired Companies has contractual relations in substantially the same manner as it has prior to the date hereof and (c) incur capital expenditures in accordance with the capital expenditure budget made available to Buyer as set forth in Section 6.01(c) of the Company Disclosure Schedules.
2.Conduct of the Business Pending the Closing. During the Interim Period, except (a) as set forth in the corresponding section of Section 6.02 of the Company Disclosure Schedules; (b) as required by applicable Law; (c) as otherwise expressly required by this Agreement (including the Internal Restructuring) or the other Transaction Documents; or (d) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Acquired Companies shall not, and Seller and the Company shall cause the Acquired Companies to not:

(i)transfer, issue, grant, deliver, sell, authorize, encumber, propose, enter into or dispose of (i) any Equity Interests of any Acquired Company, (ii) any options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of any Acquired Company, or any rights or other securities or instruments convertible into, or exchangeable or exercisable for, any of the foregoing, (iii) any stock appreciation, phantom stock or other similar right with respect to any Acquired Company or (iv) any Contracts obligating an Acquired Company to issue any Equity Interests of any Acquired Company;
(ii)effect any recapitalization, reclassification, equity split or any other similar change in the capitalization of any Acquired Company;
(iii)declare, set aside or pay any dividend or other distribution in respect of its Equity Interests, or redeem or purchase any of its Equity Interests or change any rights, preferences or privileges of any of its outstanding Equity Interests, except for cash distributions required by the Organizational Documents of the Company or any Subsidiary of the Company that is wholly owned by the Company that are paid in full prior to the time at which Closing Cash is measured.
(iv)(A) adopt a plan of complete or partial liquidation, dissolution, consolidation, reorganization, restructuring, merger or other reorganization with respect to any Acquired Company, or allow any of the foregoing to occur, or (B) file a petition in bankruptcy under any provisions of any applicable bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;
(v)amend the Organizational Documents of any Acquired Company (including by merger, consolidation or otherwise);
(vi)(A) make any change in the accounting period or any method, principles or practices of the accounting of any Acquired Company (including any change in depreciation, amortization, cash management policies or the collection and treatment of accounts receivable as generally applied to the Company’s customers) or (B) revalue any of its assets or change in any material respect the policies or practices regarding accounts receivables or accounts payable or fail to manage working capital in accordance with past practices (including writing down the value of inventory, if applicable, or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except, in each case, as required by changes in GAAP or by applicable Law;
(vii)make any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or incur any material Tax liability, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax, Tax Return or claim for Tax;

(viii)(A) acquire or agree to acquire, directly or indirectly by merging or consolidating with, or by purchasing or licensing a substantial portion of the assets of, or by any other manner, (x) any business or any corporation, partnership, association or other business organization or division thereof or (y) any Equity Interests in any Person or (B) otherwise acquire or agree to acquire any assets other than (1) inventory acquired in the Ordinary Course of Business and (2) capital assets acquired in accordance with the capital expenditure budget set forth in Section 6.01(c) of the Company Disclosure Schedules;
(ix)enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(x)sell, lease, sublease, license, mortgage, pledge or otherwise encumber or dispose of any of the tangible properties or assets of the Acquired Companies, including the Leased Premises, except sales of assets or inventory in the Ordinary Course of Business;
(xi)(i) sell, transfer, assign, or otherwise dispose of, (ii) abandon, cancel, forfeit, permit to lapse, fail to renew or fail to continue to prosecute, protect or defend, (iii) grant any license (other than non-exclusive licenses of Intellectual Property granted to customers or end users for the use by such customers or end users of the Acquired Companies’ services, in each case, entered into in the Ordinary Course of Business), or (iv) subject to any Lien (other than a Permitted Lien or Liens that will be extinguished in connection with the Closing pursuant to a Payoff Letter), in each case of (i)-(iv), any Company Intellectual Property;
(xii)enter into any Contract to lease, license, use, own or operate any real property that is or would be material to the Business, taken as a whole, except in the Ordinary Course of Business;
(xiii)hire or terminate (other than for cause) the employment of any employee of the Acquired Companies with a base salary above $175,000;
(xiv)(A) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council (collectively, a “Union”), (B) recognize or certify any Union or group of employees as the bargaining representative of any of the employees of the Acquired Companies, (C) enter into any neutrality agreement or remain neutral in any Union organizing campaign, or (D) settle any labor grievances regarding any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Union or unfair labor practice charges, file any unfair labor practice charges, or any other action similar to the foregoing (except to the extent that (I) Seller would be solely responsible for any settlement costs and expenses of grievances arising from acts or omissions that occurred prior to the Closing, including attorneys’ fees and expenses, or (II) such settlement is equal to or less than $150,000, in each case, with respect to any Acquired Company or any of their current or former employees, directors, independent contractors, consultants or other service providers);
(xv)except in the Ordinary Course of Business or as required by an Employee Benefit Plan listed on Section 3.15(a) of the Company Disclosure Schedules, (A) establish, adopt, enter into, terminate or materially amend any Employee Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be an Employee Benefit Plan if it had been in effect on the date of this Agreement; (B) grant or pay, or commit to grant or pay, any (I) bonus, incentive or other similar payment or benefit, or (II) equity or equity-related award or profit-sharing award or other similar payment or benefit; (C) increase, or commit to increase, the amount of wages, salary, bonuses, commissions, fringe benefits, severance or other compensation, benefits or remuneration payable to any current or former employee or director of, or individual service provider to, any of the Acquired Companies; or (D) take any action to accelerate any payment or benefit, the vesting or payment of any equity, equity-based or non-equity based award or the funding of any payment or benefit, payable or to become payable to any current or former employee or director of, or individual service provider to, any Acquired Company;
(xvi)materially change the amount of, or terminate or fail to maintain or materially amend or modify, Insurance Policy to lapse, in each case, unless such Insurance Policy is replaced by a substantially comparable policy;
(xvii)materially change the manner in which it extends warranties, discounts or credits to customers;
(xviii)except for Indebtedness that is repaid prior to the Closing or will otherwise be reflected in the Closing Indebtedness Amount, incur any Indebtedness (or issue any debt securities) or assume, guarantee or endorse any Indebtedness of (or any debt securities issued by);
(xix)(A) amend, violate, terminate, cancel, fail to exercise an expiring renewal option or materially modify or accelerate or waive any material term or right of any Material Contract (other than termination upon any expiration of any Material Contract in accordance with its terms where no renewal option was available), or (B) enter into any a Material Contract other than in the Ordinary Course of Business;
(xx)enter into any transaction with Seller or any Affiliate of Seller or any Company Related Party that, if entered into prior to the date hereof, would be required to be disclosed in Section 3.12(a)(xv) or Section 3.19 of the Company Disclosure Schedules;
(xxi)defer payment of any accounts payable (other than in the Ordinary Course of Business) or make any discount, accommodation or other concession (other than in the Ordinary Course of Business) in order to accelerate or induce the collection of any receivable;

(xxii) create, subject to or place any Lien (other than a Permitted Lien or Liens that will be extinguished in connection with the Closing pursuant to a Payoff Letter) on any of its assets, rights or properties;
(xxiii) (A) lend any money, other than reasonable and normal advances to employees for bona fide expenses, (B) make any investments in or capital contributions to, any Person or (C) forgive or discharge in whole or in part any outstanding loans or advances;
(xxiv)cancel, release or assign any material Indebtedness owed to any Person except pursuant to a Payoff Letter;
(xxv)implement any employee layoffs that would reasonably be expected trigger the WARN Act;
(xxvi)enter into a new line of business or abandon or discontinue any existing line of business;
(xxvii) create any Subsidiary of the Company or any of its Subsidiaries;
(xxviii) compromise, settle or agree to compromise or settle any Proceeding or investigation other than any settlement that (i) provides solely for money damages payable by any of the Acquired Companies that are paid in full prior to the time at which Closing Cash is measured and (ii) does not involve any injunctive or other non-monetary relief or impose restrictions on the Acquired Companies that would be binding on Buyer or any of the Acquired Companies following the Closing; or
(xxix)resolve, announce an intention, authorize, commit, agree or enter into any Contract to do anything prohibited by this Section 6.02. For purposes of this Section 6.02, “Material Contract” includes any Contract arising subsequent to the date hereof that would have been required to be listed on the Company Disclosure Schedules pursuant to Section 3.12 had such Contract been in effect on the date hereof.
3.Access to Information. During the Interim Period, Seller and the Company shall, and shall cause the Acquired Companies to (a) provide Buyer and its Representatives such reasonable access, at reasonable times and during normal business hours, to the senior management, employees, personnel files (to the extent permitted by applicable Law), properties, books and records of the Acquired Companies, as Buyer may reasonably request from time to time; and (b) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Acquired Companies, as Buyer may reasonably request from time to time solely for integration and transition planning purposes; provided that (i) any actions to be performed by Seller or the Acquired Companies at the request of Buyer pursuant to this Section 6.03 shall be performed only following reasonable prior written notice from Buyer to Seller, in such manner as not to interfere unreasonably with the conduct of the Business and the operations of the Acquired Companies and so as not to unduly burden the management team or resources of Seller or the Acquired Companies (it being agreed that the terms of such access shall be based on reasonable access procedures agreed between the Parties) and (ii) all reasonable, documented out-of-pocket costs incurred by Seller or the Acquired Companies in connection with such actions shall be at the expense of Buyer; provided, further, that without the prior written consent of Seller (not to be unreasonably withheld conditioned or delayed), Buyer and its Representatives shall not be entitled to any such access, information or documents (A) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of Seller’s counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (B) the disclosure of which is restricted by any Law applicable to Seller or any Acquired Company; (C) the disclosure of which would violate the terms and conditions of any confidentiality or similar Contracts between any Acquired Company and a Third Party, including customers, vendors and subcontractors; and provided, further that in the case of the foregoing clauses (A), (B), and (C), Seller and the Company shall, and shall cause the Acquired Companies to, provide Buyer with notice of the withholding of any information pursuant to this proviso and, Seller, the Company and Buyer shall, and Seller and the Company shall cause the Acquired Companies to, work in good faith to develop an alternative means by which to provide Buyer such information in a manner and to the fullest extent possible that does not result in the waiver of privilege or violation of applicable Law or Third Party confidentiality obligation, as applicable. Notwithstanding anything to the contrary in this Agreement, Buyer is not authorized to and shall not (and shall cause its Affiliates and its and their respective Representatives not to) (x) contact any customer, supplier or any other Person known by the Buyer to have material business relation with any Acquired Company regarding the Transactions; or (y) perform invasive or subsurface investigations of the Leased Premises or the Owned Real Property, in each case, prior to the Closing without the prior written consent of Seller (not to be unreasonably withheld conditioned or delayed). Buyer shall, and shall cause its Affiliates, financing sources and its and their respective Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, its Affiliates, financing sources, or its or any of their respective Representatives pursuant to this Section 6.03. In connection with the access rights granted hereby, Buyer covenants and agrees for itself and on behalf of its Affiliates and financing sources that, prior to the Closing, it and they will not enter into any Contracts (or any discussion relating thereto) with any officers, directors or employees of the Acquired Companies without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) other than with senior management and employees that may enter into employment agreements and/or restrictive covenant agreements with Buyer or its Affiliates (including, from and after the Closing, the Acquired Companies) after providing advance notice to Seller; provided, that, for the avoidance of doubt no such employment or restrictive covenant agreement shall be, or shall be deemed to be, a condition to Closing. No information or knowledge obtained in any investigation by Buyer or other information received by Buyer pursuant to this Section 6.03 or otherwise shall operate as a waiver or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or in any Transaction Document, the conditions to the obligations of the Parties to consummate the Closing in Article IX or otherwise prejudice in any way the rights and remedies of Buyer hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller or the Company herein.

4.Exclusivity. During the Interim Period, Seller and the Company shall not, and shall cause their controlled Affiliates (including the Acquired Companies) not to, and will not authorize or permit any of their Representatives to, directly or indirectly, (a) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal to the vote of any securityholders of Seller, any of the Acquired Companies or any of its or their Affiliates. Seller and Acquired Companies shall cause their respective controlled Affiliates and Representatives to: (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal and (ii) within three (3) Business Days following the date hereof, promptly revoke or withdraw access of any Person (other than Buyer and its Representatives) to any data room (virtual or actual) containing Evaluation Materials or any other non-public information with respect to the Acquired Companies in connection with an Acquisition Proposal and request from each Person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Acquired Companies previously provided to such Person in connection with an Acquisition Proposal. Seller shall notify Buyer promptly, and in any event within three (3) Business Days, after receipt thereof by Seller or any of its Affiliates, if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. If any Representative of Seller or the Acquired Companies acting on behalf of Seller or any Acquired Company takes any action that the Company is obligated pursuant to this Section 6.04 to cause such Representative not to take, then Seller and Acquired Companies shall be deemed for all purposes of this Agreement to have breached this Section 6.04.
5.Notification of Certain Matters. During the Interim Period, Seller and the Company shall, and shall cause the Acquired Companies to, give prompt notice to Buyer if any of them obtains actual knowledge of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause, in Seller and Company’s good faith determination, any of the respective material representations or warranties of Seller or Company (including in relation to the other Acquired Companies) contained in this Agreement to be materially untrue or inaccurate, (b) any material failure of Seller or the Acquired Companies to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement, (c) any notice it or any of its controlled Affiliates have received from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (d) any notice or other communication from any Governmental Authority to it or any of its controlled Affiliates in connection with the Transactions and (e) any Proceeding commenced or threatened against it or any of its controlled Affiliates in connection with the Transactions; provided, however, that neither the delivery of any notice nor any information or knowledge obtained by Buyer pursuant to this Section 6.05 shall (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein or in any Transaction Document, the conditions to the obligations of the Parties to consummate the Closing in Article IX or otherwise prejudice in any way the rights and remedies of Buyer hereunder, (ii) be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller and the Company in this Agreement or any other Transaction Document or (iii) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by Seller or the Company.
6.Affiliate Transactions. Except as set forth on Section 6.06 of the Company Disclosure Schedules or otherwise agreed in writing by the Parties, Seller and the Company shall, and shall cause each other relevant Person to, take all actions necessary to terminate, effective as of the Closing, each Related-Party Contract (including those related to management and similar fees payable by any Acquired Company to Seller or any Affiliate thereof), without any further force or effect or survival of any provisions thereunder and without any post-Closing cost, expense, liability or obligation of Seller or any Affiliate thereof, or any Acquired Company, thereunder.
7.Third Party Consents; Notices. Unless otherwise requested by Buyer, Seller and the Company shall, and shall cause the Acquired Companies to, prior to the Closing, use commercially reasonable efforts to, as promptly as reasonably practicable after the date hereof, give all notices to, and obtain all approvals, authorizations, clearances, consents, ratifications, permissions, exemptions or waivers (collectively, “Consents”), which Consents may be conditioned on the consummation of the Transactions, from, all Persons required in connection with the Transactions pursuant to (a) any Contract set forth on Section 6.07 of the Company Disclosure Schedules and (b) if requested by Buyer prior to the Closing Date, any other Contract. Seller and the Company shall, and shall cause the Acquired Companies to, (a) consult with Buyer beforehand regarding the process for seeking such Consents and providing such notices, (b) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such Consent requests and notices, and (c) incorporate any reasonable comments thereto made by Buyer. If reasonably requested by Buyer, Seller and the Company shall, and shall cause the Acquired Companies to, in coordination with Buyer and its Representatives, notify or request the consent, as applicable, of each of the Persons that are counter-parties to such Contracts of the expected consummation of the Transactions, and cooperate with Buyer and, subject to compliance with applicable Law, take such action as Buyer may reasonably request in order to preserve the goodwill and maintain the existing relations in connection with such transition. Without limiting the foregoing and in compliance with applicable Law, Seller and the Company shall, and shall cause the Acquired Companies to, coordinate and cooperate with Buyer to manage all communications with Third Parties with respect to this Agreement and the consummation of the Transactions. For the avoidance of doubt, this Section 6.07 shall not apply to the subject matter of Sections 8.01 or 8.02.

8.Litigation. Other than with respect to any Proceeding arising out of or in connection with this Agreement or the Transactions, and without limiting Section 6.02(xxviii), Seller and the Company shall, and shall cause their respective controlled Affiliates (including the Acquired Companies) to (a) notify Buyer in writing promptly after learning of any Proceeding initiated by or against any Acquired Company, or to the Knowledge of the Company threatened in writing against Acquired Company, or any of their respective directors, officers or employees or Seller as sole equity holder of the Company, in their capacity as such (a “New Litigation Claim”), (b) notify Buyer of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.
9.Confidentiality. From and after the Closing and until the fifth (5th) anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold in confidence and not use the Business Confidential Information. The restrictions of the foregoing sentence, in each case, shall not apply to the extent that (a) the Business Confidential Information (i) is generally available to or known by the public (other than through disclosure by Seller, any of its Affiliates or any of its respective Representatives in violation of this Section 6.09); (ii) is lawfully acquired by Seller, any of its Affiliates or any of their respective Representatives after the Closing from a source which, to the knowledge of Seller, after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by Seller or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.09; or (iv) is required to be disclosed by applicable Law or to a Governmental Authority or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this subclause (iv), Seller shall and shall cause its Affiliates to, and shall use its commercially reasonable efforts to cause its or their respective Representatives to, disclose only that portion of such information which Seller is advised by its legal counsel in writing is legally required to be disclosed; or (b) Seller, its Affiliates or its Representatives are using or disclosing the Business Confidential Information solely for the purpose of performing Seller’s obligations or enforcing Seller’s rights under this Agreement or any Transaction Document and only to the extent reasonably necessary for such performance or enforcement. Nothing in this Section 6.09 will prevent any direct or indirect equity holder of Seller, or any of their respective Affiliates, that is a private equity or other investment fund from sharing customary historical financial and other information about the Acquired Companies with its investors or prospective investors in connection with its fundraising and marketing activities; provided that such investors or prospective investors (as applicable) are subject to customary obligations of confidentiality with respect to such information. Upon Buyer’s request, Seller shall reasonably cooperate with Buyer in its attempts to obtain a protective order or other relief to preserve the confidentiality of the Business Confidential Information.
10.Insurance. Prior to the Closing, Seller and the Company agree not to, and to cause the Acquired Companies not to, relinquish, terminate, buy-out or reduce the benefits of the Insurance Policies, including any occurrence-based insurance policy (including stop loss, excess liability, umbrella, workers’ compensation, automobile and product liability coverage) with respect to the Business covering periods through the Closing Date provided by Third Party or captive insurers and maintained by Seller, the Company or any of the Acquired Companies or any of their respective predecessors.
11.Restrictive Covenants. In consideration of the payment by Buyer of the Estimated Closing Purchase Price:
(a)Seller acknowledges that, in the course of its direct or indirect ownership of the Business, Seller has become familiar with the Acquired Companies and their Trade Secrets and with other confidential information concerning the Business. During the three (3) year period from and after the Closing Date (the “Non-Compete Period”), Seller and its controlled Affiliates shall not (A) own, manage, control, or acquire a financial interest in any Person that is engaged in the Business in the Restricted Territory (B) participate in, consult with, render services to or for or be employed by, any Person that is engaged in the Business in the Restricted Territory or (C) in any manner engage in or represent any Person that is engaged in the Business in the Restricted Territory whether as a partner, equityholder, officer, director, principal, agent, trustee or otherwise; provided, however, that nothing herein shall prohibit Seller or any of its controlled Affiliates from being a passive owner of not more than five percent (5%) of the outstanding stock, directly or indirectly, of any class of a corporation which is publicly traded on a national or regional stock exchange, so long as it is solely a passive investor and has no active participation in the business of such corporation.
(b)During the Non-Compete Period, Seller shall not, and will cause its controlled Affiliates not to, directly or indirectly, whether on Seller’s own behalf or on behalf of any other Person, hire, recruit, solicit, induce or attempt to solicit or induce any individual who was a senior management employee of any Acquired Company as of the Closing Date and continues or accepts employment with Buyer or any Subsidiary or Affiliate of Buyer (including the Acquired Companies) or to leave the employ or services of Buyer or any of its Affiliates (including the Acquired Companies); provided, however, (A) generalized advertisements or third party solicitations of employment through an employee recruiting or search firm not directed at any employees or independent contractors of Buyer or any of its Affiliates (including the Acquired Companies) shall not constitute a breach of this Section 6.11(b); and (B) this Section 6.11(b) shall not apply with respect to any employee or independent contractor who has not provided services to the Buyer or any of its Affiliates during the six (6)-month period immediately preceding such actions that would otherwise (but for this proviso) violate this Section 6.11(b).
(c)During the Non-Compete Period, Seller shall not make any knowingly false statements, observations or opinions that disparage or are likely in any way to harm the reputation of the Business, Buyer or its Affiliates (including after the Closing, the Acquired Companies). Similarly, during the Non-Compete Period, Buyer shall not make any knowingly false statements, observations or opinions that disparage or are likely in any way to harm the reputation of Seller or its Affiliates. The foregoing shall not in any way limit Buyer’s, Seller’s or any of their respective Affiliates’ rights to pursue or defend any claim under or otherwise exercise any and all rights under or related to this Agreement and the other Transaction

Documents, even if any actions or communications associated with the same are or may be considered disparaging or harmful to the Business, Buyer, Seller or their respective Affiliates (including the Acquired Companies).
(d)Seller agrees that the restrictions contained in this Section 6.11 are part of this otherwise enforceable Agreement, the restrictions are reasonable and necessary, are valid and enforceable under Delaware and the Law of any other state that any Party may claim applies, and do not impose a greater restraint than necessary to protect Buyer’s legitimate business interests. If, at the time of enforcement of this Section 6.11, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that this Section 6.11 shall not be rendered void and that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer and its Subsidiaries (including, following the Closing, the Acquired Companies) to the greatest extent possible under applicable Law.
12.Inventory Inspection. On the Closing Date or within five (5) days prior thereto, at Buyer’s request, Seller, the Acquired Companies and Buyer shall jointly conduct a physical review, inspection and count (an “Inventory Inspection”) of any portion of the inventory of the Acquired Companies, wherever located. Seller and the Company shall, and shall cause the Acquired Companies to, provide all reasonable cooperation requested by Buyer in connection with the Inventory Inspection and cause applicable personnel and senior management thereof to attend and participate in any such Inventory Inspection.
13.Payoff Letters. Seller and the Company shall, and shall cause the Acquired Companies to (a) no later than ten (10) Business Days prior to the Closing Date, obtain and deliver to Buyer or its Representatives a draft of each Payoff Letter from each lender of Indebtedness listed on Section 6.13 of the Company Disclosure Schedules with respect to such Indebtedness, for Buyer’s review and comment, (b) cause each such draft Payoff Letter to be updated to reflect and incorporate Buyer’s good faith comments thereto and (c) deliver to Buyer a final duly executed copy of each such revised Payoff Letter at least three (3) Business Days prior to the Closing Date in accordance with Section 2.06(a).
14.Casualty Loss. In the event any physical damage to or destruction of, or theft of similar loss of, any of the material tangible assets of any Acquired Company shall have occurred or shall occur during the period from the Balance Sheet Date through the Closing Date (a “Casualty Loss”), Seller and the Company shall, and shall cause the Acquired Companies to, (a) give prompt written notice thereof to Buyer, including a good faith estimate of the amount of any insurance proceeds available to the Acquired Companies in respect of such Casualty Loss and (b) use commercially reasonable efforts to collect any amounts payable under any insurance policies or programs in respect of such Casualty Loss. Notwithstanding anything to the contrary in this Agreement, the amount of any insurance proceeds actually paid to the Acquired Companies prior to the Closing in respect of any such Casualty Loss, net of the Acquired Companies’ collection costs, shall be excluded in any determination of Cash for purposes of this Agreement and the Company shall not, and Seller shall cause the Company to not, distribute or dividend any such proceeds prior to the Closing.

15.Internal Restructuring. If the Landlord Consent is obtained prior to the Closing Date then, as promptly as reasonably practicable thereafter (and prior to the Closing), the Company shall, and Seller and the Company shall cause the Acquired Companies to, transfer any and all right, title and interest any of them may have in any Equity Interests of UW International Sales, Inc., a Delaware corporation, to a Person other than an Acquired Company such that no Acquired Company shall have any direct or indirect right, title or interest in any such Equity Interests as of immediately prior to the Closing (the “Internal Restructuring”). Seller and the Company shall, and shall cause their respective Affiliates to, complete the Internal Restructuring in a manner that complies with all applicable Organizational Documents, Laws and Orders and keep Buyer reasonably informed about the status of the Internal Restructuring. All agreements, documents and instruments used to effect the Internal Restructuring (including the solicitation of the Landlord Consent) shall be subject to Buyer’s review and approval prior to their execution, delivery or use, it being understood that no such agreement, document or instrument shall impose any Liability on, or result in the assumption of any Liability by, or the making of any representations, warranties or indemnities by, any of the Acquired Companies. Seller and the Company shall not, and shall cause their Affiliates not to, execute, amend, modify, terminate or grant any waiver under any such agreement, document or instrument without Buyer’s prior written consent. Buyer acknowledges and agrees that, for the avoidance of doubt and without limiting Section 9.02(c) receipt of the Landlord Consent and completion of the Internal Restructuring will not be a condition to Buyer’s obligation to consummate the Closing.
16.Intercompany Loans. As promptly as reasonably practicable after the date hereof, and in any event prior to the Closing Date, the Company shall, and Seller and the Company shall cause the Acquired Companies to, satisfy, settle in full in cash and/or otherwise cancel, terminate and/or extinguish (in each case with no further liability or obligation), all intercompany loans by and between any of the Acquired Companies and any of its Affiliates, including any other Acquired Company, in each case, effective prior to the Closing.
17.Intellectual Property Matters. Prior to the Closing Date, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to prepare, obtain and file with the relevant Governmental Authorities or domain name registrars (with respect to the Registered Company Intellectual Property identified therein) all documents described in Section 6.17(i) of the Company Disclosure Schedules (including using commercially reasonable efforts to cause any Person listed on Section 6.17(ii) of the Company Disclosure Schedules to execute any such documents) as necessary to ensure that the applicable Acquired Company is identified in the records of the applicable Governmental Authority or domain name registrar, without break or error in chain of title, as exclusive owner of each such Registered Company Intellectual Property.
Article VII

COVENANTS OF BUYER
1.Access. For a period of six (6) years after the Closing Date, Buyer shall, and shall cause each of the Acquired Companies and its other Subsidiaries to, afford to Seller and its

Representatives reasonable access during normal business hours, upon reasonable prior written notice, to the properties, books of account, financial and other records (including accountants’ work papers), employees of Buyer and its Affiliates (including Acquired Companies) who, prior to the Closing, were employees of Seller and its Subsidiaries (including the Acquired Companies) and auditors to the extent relating to the Business and the operations of the Acquired Companies, in each case, prior to the Closing Date, as Seller may reasonable request solely to the extent necessary in connection with any audit, investigation, dispute or litigation; provided that any such access by Seller shall be during normal business hours and shall not unreasonably interfere with the business and operations of Buyer, the Acquired Companies and its other Subsidiaries; provided, further, that without the prior written consent of Buyer (not to be unreasonably withheld conditioned or delayed), Seller and its Representatives shall not be entitled to any such access, information or documents (a) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of Buyer’s counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (b) the disclosure of which is restricted by any Law applicable to Buyer or any Acquired Company; (c) the disclosure of which would cause Buyer or any Acquired Company to be in breach of, or violate the terms or conditions of any Contract, including any confidentiality or similar agreements between any Acquired Company and a Third Party, including customers, vendors and subcontractors, or give a Third Party the right to terminate or accelerate rights under any Contract and (d) that are competitively sensitive; and provided, further that in the case of the foregoing clauses (a), (b), (c), and (d) Buyer, the Acquired Companies and Seller shall work in good faith and use commercially reasonable efforts to develop an alternative means by which to provide Seller such information in a matter that does not result in the waiver of privilege, violation of applicable Law or Third Party confidentiality obligation, or disclosure of competitively sensitive information, as applicable. Notwithstanding the foregoing, Buyer may transfer, destroy or discard, or cause to be transferred, destroyed or discarded, any such books and records if Buyer provides Seller thirty (30) days’ prior written notice of its intention to transfer, destroy or discard any such books and records and, if Seller so requests, provides Seller with a reasonable opportunity to make copies of the books and records to be transferred, destroyed or discarded during such thirty (30) day period.
2.Directors’ and Officers’ Indemnification; Insurance.
(a)From the Closing Date until the sixth (6th) anniversary of the Closing Date, (i) the Organizational Documents of each applicable Acquired Company shall, with respect to matters occurring prior to the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each individual who, as of immediately prior to the Closing, is a present or former director or officer of an Acquired Company (the “Covered Persons”) than those set forth in the Organizational Documents of the applicable Acquired Company, in effect as of the date hereof and made available to Buyer prior to the date hereof, and (ii) such provisions shall not be amended, repealed or the rights thereunder of any Covered Person as of the Closing Date adversely affected, with respect to matters occurring prior to the Closing Date. For a period of six (6) years following the Closing, Buyer shall cause the Acquired Companies to perform and discharge the Acquired Companies’

obligations to provide such indemnity, advancement and exculpation in accordance with the applicable provisions contemplated by such Organizational Documents as in effect as of the date hereof. Buyer acknowledges that all rights to indemnification or advancement of expenses now existing in favor of Covered Persons in any Organizational Document of the Acquired Companies or D&O Indemnification Agreement shall survive the Closing and continue in full force and effect in accordance with the terms of such Contract.
(b)Buyer hereby acknowledges that certain Covered Persons may have rights to indemnification, advancement of expenses and/or insurance provided by Seller or its Affiliates (other than the Acquired Companies) (collectively, the “Other Indemnitors”). Buyer hereby agrees that, solely with respect to the rights of Covered Persons to indemnification, advancement of expenses and/or insurance in relation to their status as a current or former director or officer of one of the Acquired Companies (and not, for clarity, with respect to any such Covered Person’s status as a current or former director or officer of Seller, or any of its Affiliates other than the Acquired Companies, and for which such Covered Persons may have rights to indemnification, advancement of expenses and/or insurance provided by the Other Indemnitors) set forth in the Organizational Documents of the Acquired Companies or the D&O Indemnification Agreements: (i) the Acquired Companies will be the indemnitors of first resort (i.e., its obligations to the Covered Persons will be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons will be secondary); (ii) it shall cause the Acquired Companies to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent required by the terms of this Agreement and the Organizational Documents of the Acquired Companies, without regard to any rights the Covered Person may have against the Other Indemnitors; and (iii) it shall cause the Acquired Companies to irrevocably waive, relinquish and release the Other Indemnitors from any and all Proceedings against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer further agrees that no advancement or payment by the Other Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from an Acquired Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Acquired Companies.
(c)Buyer shall cause the Acquired Companies to purchase, at Buyer’s cost, a “tail” directors’ and officers’ employment practices and fiduciary liability insurance policy effective as of Closing that (i) has an effective term of six (6) years from the Closing; (ii) covers each Person currently covered by the Acquired Companies’ directors’ and officers’ employment practices and fiduciary liability insurance coverage in effect on the date of this Agreement for actions and omissions occurring at or prior to the Closing; and (iii) contains terms that are no less favorable in the aggregate than those of the Acquired Companies’ directors’ and officer’s employment practices and fiduciary liability insurance coverage in effect on the date of this Agreement; provided, however, that if the cost of such “tail” policy exceeds 150% of the Acquired Companies’ current annual premium for directors’ and officers’ liability and fiduciary liability insurance, Buyer shall or shall cause the Company to obtain the best available policy that costs less than 200% of such annual premium.
(d)In the event that Buyer, any Acquired Company or any of their respective successors or assigns after the Closing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the applicable Acquired Company (or their successors or assigns) assume the obligations of Buyer and/or the applicable Acquired Company (or their successors or assigns) as contemplated by this Section 7.02.
(e)The applicable Acquired Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing the indemnity and other obligations provided in this Section 7.02, unless it is determined by final, non-appealable adjudication of a court of competent jurisdiction in any Proceeding to so enforce such obligations that such Covered Person is not entitled to the indemnification and other obligations provided in this Section 7.02 in which case such Covered Person shall repay such expenses to the applicable Acquired Company. The provisions of this Section 7.02 shall survive the consummation of the Closing and are expressly intended to benefit each of the Covered Persons. Notwithstanding anything to the contrary in this Agreement, it is agreed that the rights of a Covered Person under this Section 7.02 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the Organizational Documents of the applicable Acquired Company, any other indemnification or expense reimbursement arrangements, the Delaware LLC Act or otherwise, and nothing in this Section 7.02 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under the Organizational Documents of the applicable Acquired Company, any other indemnification or expense-reimbursement arrangements, the Delaware LLC Act or otherwise with respect to matters occurring on or prior to the Closing Date. Each Covered Person or Other Indemnitor is intended to be an express third-party beneficiary of this Section 7.02 and may specifically enforce its terms.
3.Employee Matters.
(a)Until the date that is twelve (12) months following the Closing Date, Buyer shall cause the Acquired Companies or their Affiliates to provide current employees of the Acquired Companies as of the Closing who continue employment with the Acquired Companies after the Closing (“Continuing Employees”) with base compensation and incentive compensation opportunities (including cash bonus and commission arrangements, but not including equity or equity-related incentives, severance, retention, change in control, transaction or similar bonuses and nonqualified deferred compensation) that is substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing. Further, for the period commencing on the Closing Date and expiring at the end of the calendar year in which the Closing Date occurs, Buyer shall cause the Acquired Companies or their Affiliates to provide Continuing Employees with employee welfare and retirement benefits (but not defined contribution, defined benefit pension or retiree health or welfare benefits), in each case, that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing (but not defined contribution, defined benefit pension or retiree health or welfare benefits).
(b)For purposes of eligibility, vesting and the level of benefits to be provided under the employee benefit plans of the Acquired Companies and their Affiliates providing benefits to any Continuing Employees after the Closing (the “New Plans”), Buyer shall use commercially reasonable efforts to credit each Continuing Employee with his or her years of service with the Acquired Companies before the Closing (including predecessor or acquired entities or any other entities for which the Acquired Companies have given credit for prior service), to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under the corresponding Employee Benefit Plan, except (i) for purposes of benefit accrual, (ii) for any purpose where service credit for the applicable period is not provided to participants generally and (iii) to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing, Buyer and its Affiliates (including the Acquired Companies from and after the Closing) shall use commercially reasonable efforts (A) so that each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Employee Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and only to the extent such waiting periods were previously satisfied under the Old Plans; and (B) to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)Effective as of no later than the day prior to the Closing, the Company shall terminate the UW Solutions Retirement Savings Plan (the “Company 401(k) Plan”) (unless Buyer provides written notice to the Company at least fifteen (15) days prior to the Closing that the Company 401(k) Plan shall not be terminated). Unless Buyer provides such written notice to the Company, the Company shall provide Buyer with evidence prior to the Closing that the Company 401(k) Plan has been terminated (effective as of no later than the day prior to the Closing (such date, the “Plan Termination Date”)) pursuant to resolutions of the Company’s board of directors and/or any other written formal action required by the terms of the Company 401(k) Plan. In addition, the Company shall use commercially reasonable efforts prior to the Plan Termination Date to amend the Company 401(k) Plan for all changes in the Law or plan qualification requirements required to be made on or prior to the Plan Termination Date. In connection with the foregoing termination, the Company shall take such actions as are necessary to fully vest all affected employees in their account balances under the Company 401(k) Plan and shall cease all contributions (other than contributions required by the terms of the Company

401(k) Plan or applicable Law with respect to compensation earned through the Plan Termination Date).
(d)Seller and the Company shall, and shall cause each Acquired Company to, make all contributions (including employer contributions, employee salary reduction contributions and any discretionary profits sharing contributions (including the discretionary annual contribution of two percent of annual wages)) required to have been paid to the Company 401(k) Plan under the terms of such Company 401(k) Plan or applicable Employee Benefit Plan for Continuing Employees for all periods ending on or before the Closing Date.
(e)In respect of services provided to the Business or the Acquired Companies, Seller shall pay, or cause the applicable Acquired Company to pay, to the Continuing Employees a prorated amount of the annual incentive compensation accrued under the Employee Benefit Plans for the portion of such calendar year preceding the Closing Date, which payment shall be made prior to the Closing.
(f)Neither Seller nor the Company shall, and each shall cause the Acquired Companies not to, at any time prior to ninety-one (91) days after the Closing Date, effectuate a “mass layoff” as that term is defined in the WARN Act, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of any of the Acquired Companies without complying fully with the requirements of the WARN Act. With respect to the Transactions, any notice to any employees of any of the Acquired Companies required under the WARN Act to be given between the date hereof and the Closing Date shall be given by the Acquired Companies prior to the Closing Date (excluding any requirements to provide notices that result from actions taken by the Buyer or the Acquired Companies following the Closing Date).
(g)The Parties hereto acknowledge and agree that no Continuing Employee is an intended third party beneficiary of this Section 7.03 or will have any right to enforce the provisions of this Section 7.03. The Parties hereto further acknowledge and agree that all provisions contained in this Section 7.03 with respect to Continuing Employees are included for the sole benefit of the respective Parties hereto and shall not preclude the ability of Buyer or any Subsidiary of Buyer to terminate the employment of any employee for any reason, nor create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Employee Benefit Plan, or (ii) to continued employment with any of the Acquired Companies, Buyer or their respective Affiliates. Notwithstanding anything in this Section 7.03 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Employee Benefit Plan or any other employee benefit plans of the Acquired Companies, Buyer or any of their respective Affiliates or shall prohibit Buyer or any of its Affiliates from amending or terminating any employee benefit plan.
4.R&W Insurance Policy. If Buyer elects to obtain a R&W Insurance Policy, Buyer (a) shall cause the R&W Insurance Policy to expressly provide that the insurer or carrier shall not directly or indirectly pursue any subrogation rights against Seller or its Affiliates, and/or any of the Non-Recourse Parties, except for a claim solely against Seller with respect to Fraud

(the “R&W Subrogation Waiver”) and (b) shall not amend, modify, terminate or waive the R&W Subrogation Waiver in a manner which is adverse to Seller or its Affiliates, and/or any of the Non-Recourse Parties. The Acquired Companies shall, and shall cause its Representatives to, reasonably cooperate with Buyer, execute and deliver such documents and take such actions as Buyer may reasonably request in order to enable Buyer to obtain any R&W Insurance Policy; provided that (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Acquired Companies, and (ii) nothing in sentence shall require cooperation to the extent that such cooperation would (A) require the execution by Seller or the Acquired Companies or any of their respective employees, officers, directors or managers of a “no claims declaration” or similar document, (B) cause any breach of this Agreement or cause any condition to the Closing to not be satisfied, (C) require the Acquired Companies or Seller to pay any premium or incur other fees or expense or (D) obligate the Acquired Companies to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of any privilege. Notwithstanding any provision contained herein to the contrary, Buyer’s obtaining and binding of a R&W Insurance Policy pursuant to the terms and conditions hereof shall not be, and shall not be deemed, to be a condition to the Closing.
5. 280G Matters. The Seller shall use commercially reasonable efforts to (a) prior to the Closing, obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) (each, a “disqualified individual”) who could reasonably be expected to receive or retain any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit, prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, stockholder approval (in a manner intended to satisfy the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A-7) of the rights of any such disqualified individual to receive or retain the Waived 280G Benefits. No later than five (5) days prior to soliciting 280G Waivers from the disqualified individuals, Seller shall provide drafts of such waivers, disclosure materials and calculations to Buyer for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). To the extent that any contract, agreement or plan is entered into by Buyer or any of its Affiliates and a disqualified individual in connection with the transaction contemplated by this Agreement with effect on or following the Closing Date (collectively, “Buyer Arrangements”), Buyer shall provide a copy of such contract, agreement or plan (or if such contract, agreement or plan does not yet exist, a summary of material terms) to Seller at least seven (7) Business Days prior to the Closing Date and shall cooperate with Seller in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments and/or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. If any of the Waived 280G Benefits fail to be approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be retained, made or provided. Prior to the Closing, Seller shall deliver to Buyer evidence reasonably acceptable to Buyer that the waivers were obtained and a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.05 and that either (i) the requisite number of votes of the stockholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be retained, made or provided.
Article VIII

OTHER COVENANTS OF THE PARTIES
1.Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, including the specific requirements and limitations set forth in Section 6.07 and Section 8.02 hereto, the Parties will use their respective reasonable best efforts to take, or cause to be taken (including by causing their respective Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all registrations, filings, applications and notices that are necessary, proper or advisable to consummate the Transactions; and (b) obtaining and maintaining all Consents from any Governmental Authority that are necessary, proper or advisable to consummate the Transactions. During the Interim Period, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions, or would reasonably be expected to prevent or prohibit or materially impede or materially delay obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.
2.Antitrust Filings/Consents. During the Interim Period, Seller and Buyer each shall use their reasonable best efforts to (a) make or cause to be made all registrations, filings, applications or notices required to be made by such Party or any of its Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as reasonably practicable and, in the case of such filings under the HSR Act, in any event within six (6) Business Days after the date of this Agreement; (b) comply with or otherwise resolve, at the earliest reasonably practicable date, any request from the FTC, the Antitrust Division, or any other Governmental Authority for additional information, documents, or other materials under the HSR Act or other Antitrust Laws in respect of such registrations, filings, applications or notices or the Transactions; and (c) cooperate with the other Party in connection with preparing, making or giving any such registration, filing, application or notice (including, to the extent permitted by applicable Law, providing copies of all such documents or materials to the other Party prior to making or giving any such registration, filing, application or notice and considering all reasonable additions, deletions or changes suggested by the other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division, or any other Governmental Authority under any Antitrust Laws, with respect to any such registration, filing, application or notice or the Transactions.

Each Party shall use reasonable best efforts to, as promptly as practicable, furnish to the other Party all information, documents or other materials required for any registration, filing, application or notice to be made by the other Party pursuant to the HSR Act or any other Antitrust Law in connection with the Transactions; provided, however, that neither Party shall be required to furnish a copy of its (or any of its Affiliates’) Notification and Report Form submitted to the FTC or the Antitrust Division pursuant to the HSR Act or any attachment thereto (unless necessary to the other Party’s completion of its (or the completion by any of the other Party’s Affiliates) Notification and Report Form), to the other Party. Neither Party shall independently participate in any formal or substantive meeting or discussion with, or hearings before, any Governmental Authority in respect of any such registrations, filings, applications, notices, investigations, or other inquiries without giving the other Party reasonable prior notice of the meeting, discussion or hearing and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 8.02 or otherwise as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the Party to whom such materials or information is provided and will not be disclosed by such outside counsel to employees, officers, or directors of such Party or any Affiliate thereof, unless express written permission is obtained in advance from the source of the materials. Each Party will cause prompt notification to be provided to the other Party when it obtains, takes, makes or gives any consent, approval, action, registration, filing or notice referred to in clause (a) of the first sentence of this Section 8.02, and will advise the other Party of any material oral or written communications and, unless precluded by applicable Law, provide copies to the other Party of any such material written communications (or written summaries of any material oral communications) with any Governmental Authority regarding any of the Transactions. Notwithstanding anything to the contrary in this Agreement, Buyer shall take, and shall cause its Affiliates to take, promptly any and all steps to the extent necessary to avoid, eliminate or resolve any impediment to the extent related to Antitrust Laws and obtain all clearances, consents, approvals and waivers under Antitrust Laws, so as to enable the Parties to close the Transactions as soon as reasonably practicable and in accordance with Section 2.03, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Acquired Companies, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Acquired Companies and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Acquired Companies; provided, that, Buyer shall not be obligated to take or agree to take the actions set forth in this sentence in respect of Antitrust Laws if such actions would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the Business or the Acquired Companies. Notwithstanding anything to the contrary contained in this Section 8.02 or elsewhere in this Agreement, (A) Buyer shall not have any obligation to (x) commence, defend or participate, or cause any of its Affiliates to commence, defend or participate, in any Proceeding relating to the transactions contemplated by this Agreement or (y) take any of the above described actions or otherwise accept any remedy that would reasonably be expected to adversely affect Buyer’s or its Affiliates’ assets, properties, rights or businesses (excluding, for the avoidance of doubt, those of the Acquired Companies)

and (B) Seller and the Company shall not, and shall cause the Acquired Companies not to, take any of the actions contemplated by the foregoing clauses (i)-(iii) except at the prior written request of Buyer (it being understood that Seller and the Company shall be required to take any such actions at the request and expense of Buyer so long as the consummation thereof is conditioned on the occurrence of the Closing).
3.Public Announcements. The Parties shall not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of Seller or Buyer, as applicable, disclosure is otherwise required by applicable Law (including the United States securities Laws, and any listing agreement with any securities exchange or stock market); provided that, to the extent any such disclosure is required by applicable Law, the Party intending to make such disclosure shall use commercially reasonable efforts consistent with applicable Law to consult with the other Party with respect to the content and timing of any such disclosure before such disclosure is made. Nothing in this Section 8.03 will prevent Seller or any of its Affiliates that is a private equity or other investment fund from making (a) customary non-public disclosures regarding the material terms of this Agreement to its investors or prospective investors (so long as such recipients agree to, or are bound by contractual, professional or fiduciary obligations to keep the terms of this Agreement and the Transaction Documents confidential), or (b) disclosures with respect to investment multiples, returns on investment, rates of return and other financial performance metrics relating to this Agreement and the transactions contemplated hereby to the extent previously disclosed in press releases or public announcements made by Buyer in accordance with this Section 8.03.
4.Taxes.
(a)Seller will cause to be prepared, and will cause to be filed when due (including any extensions), all income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date (“Pre-Closing Income Tax Returns”). Where such Tax Returns must be filed by an Acquired Company after the Closing Date, Buyer will cause such Tax Returns to be filed when due (including any extensions). Seller will submit copies of each Pre-Closing Income Tax Return it is responsible for to Buyer at least thirty (30) days prior to the due date for Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed), and consider in good faith any reasonable comments that Buyer submits to Seller no less than five (5) days prior to the due date.
(b)Buyer will prepare and file when due (including any extensions) all Tax Returns of the Acquired Companies for any Straddle Period; provided, however, that Buyer shall submit copies of each such Tax Return that is an income Tax Return to Seller at least fifteen (15) days prior to the due date for Seller’s review and approval, and consider in good faith any reasonable comments that Seller submits to Buyer no less than five (5) days prior to the due date.
(c)In the case of any Taxes based on or measured by income, gross or net sales payments or receipts, or payroll that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Tax Period will be determined on the basis of a deemed closing of the books and records of the Company as of the close of business on the Closing Date and, for such purpose, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis. In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Tax Period will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(d)Buyer, Seller and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims, and each will execute and deliver any documents reasonably necessary to accomplish the foregoing. Such cooperation shall include providing records and information in such party’s possession that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 8.04(d), in each case at the requesting party’s sole cost and expense.
(e)Buyer and Seller shall each be responsible for fifty percent (50%) of all unit transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges, and other similar Taxes, if any, arising from the Transactions (collectively, “Transfer Taxes”), other than any Transfer Taxes arising from the Internal Restructuring, which shall be borne solely by Seller. The party responsible under applicable law for preparing any Tax Returns with respect to such Transfer Taxes shall file such Tax Returns, and the other party shall reasonably cooperate with such party in the preparation and filing of such Tax Returns.
(f) Within sixty (60) days following the determination of the Closing Net Working Capital, as finally determined, Buyer will deliver a schedule to Seller for Seller’s review allocating the consideration, any assumed liabilities of the Company and other relevant items in determining the purchase price to be allocated to the Company’s assets for Tax purposes (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the Code (including Code Sections 734, 743, 751, 755 and 1060, as applicable) and the Treasury Regulations promulgated thereunder and the valuation principles set forth on Section 8.04(f) of the Company Disclosure Schedules. Any dispute as to the allocations set forth on the Purchase Price Allocation Schedule shall be submitted to the Independent Firm for resolution pursuant to the procedures set forth in Section 2.07. Buyer and Seller shall jointly instruct the Independent Firm that it (i) shall review only the matters that were included in the written submission of the parties to the Independent Firm and which remain in dispute and (ii) shall be bound by the valuation methodology set forth in Section 8.04(f) of the Company Disclosure Schedules. The final Purchase Price Allocation Schedule determined pursuant to this Section 8.04(f) will be final and binding upon the date of such determination. All Parties shall file all Tax Returns and take all Tax positions consistent with the Purchase Price Allocation Schedule and any Revised Purchase Price Allocation Schedule.

(g)The Parties agree that (i) at the direction of Buyer, the Acquired Companies shall make any election under Code Section 6226 (or, if applicable, any similar provision of state or local Law) with respect to any Pre-Closing Tax Periods such that, as a consequence of making such elections, any Tax Liability resulting from any Tax contest or Tax audits shall be payable by the direct or indirect members of the applicable entity for the relevant Pre-Closing Tax Period at issue and not by such entity itself, and (ii) Buyer shall be designated as the “partnership representative” with respect to any audit of such Pre-Closing Tax Period and shall be responsible for the management and control of any such audit (subject to clause (ii) requiring the Acquired Companies to make a Code Section 6226 election as directed by Buyer); provided that Seller shall have the right to participate at its own expense in any audit that is reasonably expected to have a material and adverse effect on Seller, including having an opportunity to comment on any written materials prepared in connection with such audit and attending any conferences relating to such audit, and Buyer shall not settle any such Tax audit without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.
(h)Each Acquired Company that is treated as a partnership for U.S. federal income tax purposes shall have in effect an election under Section 754 of the Code (and any similar elections available under U.S. state, local or non-U.S. Law) with respect to the Tax Period that includes the Closing Date.
Article IX

CONDITIONS TO CLOSING
1.Conditions to Obligations of Buyer and Seller. The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction, fulfillment or (to the extent permitted by applicable Law) written waiver by each Party, as of or prior to the Closing, of each of the following conditions:
(a)the waiting periods applicable to the Transactions under the HSR Act shall have expired or been complied with and all other clearances and approvals applicable to the Transactions have been received under any other applicable Antitrust Laws; and
(b)(i) no Law shall be in effect, having been adopted, issued or enacted by a Governmental Authority of competent jurisdiction, which would enjoin, prevent, prohibit or make illegal the consummation of the Transactions and (ii) no Proceeding by any Governmental Authority of competent jurisdiction shall be pending or threatened in writing for the purpose or with the probable effect of enjoining or preventing the consummation of any of the Transactions.
2.Conditions to Obligation of Buyer. In addition to the conditions set forth in Section 9.01 above, the obligations of Buyer to consummate the Closing shall be subject to the satisfaction, fulfillment or (to the extent permitted by applicable Law) written waiver by Buyer as of or prior to the Closing, of each of the following further conditions:

(a)the Company Fundamental Representations and the Seller Fundamental Representations shall be true, complete and correct (except, in the case of those such representations and warranties that are not qualified by materiality, for de minimis inaccuracies that, individually or in the aggregate, would not render invalid the transfer of the Company Interests or diminish the value thereof) as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true, complete and correct on and as of such earlier date);
(b)the representations and warranties set forth in Article III and Article IV of this Agreement (other than the Company Fundamental Representations and the Seller Fundamental Representations) (without giving effect to any qualifications or limitations as to materiality, including “material”, “Company Material Adverse Effect” or words of similar import set forth therein, except as such terms limit a requirement to disclose Contracts, permits and licenses) shall be true, complete and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true, complete and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true, complete and correct would not have a Company Material Adverse Effect;
(c)Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller or the Company, as applicable, under this Agreement on or prior to the Closing Date; and
(d)Since the date of this Agreement, no change, event, development, condition, occurrence or effect shall have occurred and be continuing which has had a Company Material Adverse Effect.
3.Conditions to Obligation of Seller. In addition to the conditions set forth in Section 9.01 above, the obligations of Seller to consummate the Closing shall be subject to the satisfaction, fulfillment or (to the extent permitted by applicable Law) written waiver by Seller, as of or prior to the Closing, of each of the following further conditions:
(a)the representations and warranties of Buyer set forth in Article V of this Agreement (without giving effect to any qualifications or limitations as to materiality, including “material”, “Buyer Material Adverse Effect” or words of similar import set forth therein) shall be true, complete and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true, complete and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true, complete and correct would not have a Buyer Material Adverse Effect; and
(b)Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date.

Article X

SURVIVAL; R&W POLICY; EXCLUSIVE REMEDY
1.Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article III and of Seller contained in Article IV, and the representations and warranties of Buyer contained in Article V, shall terminate and be of no further effect upon the Closing; provided, however, that nothing in this Section 10.01 shall prevent any claims for fraud or any rights or remedies in respect of fraud. All covenants and agreements of the Parties shall expire and be of no further force or effect as of the Closing, except (x) those covenants and agreements that by their express terms are to be performed in whole or in part after the Closing, (y) this Article X and (z) Article XII, which surviving provisions shall be the sole and exclusive remedies of each Party with respect to this Agreement from and after the Closing.
2.R&W Policy; Exclusive Remedy. Buyer acknowledges and agrees, from and after the Closing, recovery from the R&W Insurance Policy, if any, shall be the sole and exclusive remedy in the case of Buyer under this Agreement for any claims arising out of or relating to Seller or the Company of any of their respective representations and warranties set forth herein, Buyer’s investigation of the Acquired Companies, this Agreement, any of the assets and liabilities of the Acquired Companies, the Transactions, the negotiation and execution of this Agreement or any other certificate or other document made or delivered pursuant to this Agreement, except for claims of fraud or breach of covenants that by their express terms are to be performed in whole or in part after the Closing. In furtherance of the foregoing, each of Buyer and the Company hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have against Seller arising under or based upon the Transactions, this Agreement, any document or certificate delivered in connection herewith, any applicable Law, except in the case of fraud or breach of covenants that by their express terms are to be performed in whole or in part after the Closing. After the Closing, no party hereto may bring any suit, action or proceeding seeking to rescind the Transactions or this Agreement, whether based on fraud, gross negligence, negligence, breach of contract, breach of statute or otherwise.
Article XI

TERMINATION
1.Grounds for Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:
(a)by the mutual written agreement of Seller and Buyer;
(b)by either Buyer or Seller, by written notice to the other, if the Closing has not occurred on or prior to December 2, 2024 or such other date that Buyer and Seller may agree upon in writing (the “Outside Date”); provided, however, that neither Buyer or Seller shall have the right to terminate this Agreement pursuant to this Section 11.01(b) if either such Party is then in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date, or would reasonably be expected to prevent the satisfaction of any condition set forth in Article IX to trigger the obligation of the other Party to consummate the Closing;
(c)by Buyer, by written notice to Seller, if Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.01 or Section 9.02, as applicable, and (ii) cannot be cured by Seller or the Company by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 11.01(c) and the basis for such termination, and (B) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.01(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 9.01 or Section 9.02; or
(d)by Seller, by written notice to Buyer, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth Section 9.01 or Section 9.03, as applicable, and (ii) cannot be cured by Buyer by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 11.01(d) and the basis for such termination and (B) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Seller is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 9.01 or Section 9.03.
2.Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.01, written notice thereof shall be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no further force and effect (other than Section 8.03, this Section 11.02 and Article XII, each of which shall survive the termination of this Agreement and remain a valid and binding obligation of the Parties and, for the avoidance of doubt, the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability or obligation on the part of any Party or any of their respective Representatives, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort, or otherwise, or whether at law or in equity); provided that, notwithstanding anything to the contrary in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of fraud or any willful and material breaches of this Agreement prior to the time of such termination. Nothing in this Article XI shall be deemed to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement prior to the valid termination of this Agreement in accordance with this Article XI.
Article XII

MISCELLANEOUS
1.Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage-prepaid, registered or certified envelope addressed; or (c) on the date of transmission if sent by email by 6:00 p.m. Eastern Time, on a Business Day, or otherwise on the following Business Day (with a copy sent by another means contemplated by clauses (a) or (b) unless receipt is confirmed by non-automated responsive email by either the recipient or its counsel), in each case, to the Party for whom intended, at the address or email address for such Party set forth below (or at such other address or email address for a Party as shall be specified by like notice; provided, however, that any notice of change of address, or email address shall be effective only upon receipt):
(a)if to Seller or (prior to Closing) any Acquired Company, to:
UW Holdings, LLC
c/o Heartwood Partners
301 Merritt 7, 3rd Floor
Norwalk, CT 06851
Attention: [***]
Email:    [***]

with copies (which shall not constitute notice) to:

Finn Dixon & Herling LLP
Six Landmark Square
Stamford, Connecticut 06901-2048
Attention: [***]
Email:    [***]
and
(b)if to Buyer or (after the Closing) any Acquired Company, to:
Apogee Enterprises, Inc.
4400 West 78th Street - Suite 520
Minneapolis, Minnesota 55435
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Aaron J. Meyers
Email: ameyers@cgsh.com
2.Amendments and Modifications. Any provision of this Agreement may be amended or modified only by a written instrument signed by each Party.
3.Waiver. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder.
4.Disclosure Schedules References. Any matter disclosed in a particular Section or Subsection of the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) only (i) the representations and warranties (or covenants, as applicable) of the applicable Person that are contained in the corresponding Section or sub-Section of this Agreement and (ii) any representations and warranties of such Person that are contained in any other Section or sub-Section of Article III or Article IV if the relevance of that reference as an exception to (or a disclosure to such other for purposes of) such representations and warranties is reasonably apparent on its face. Any such matter disclosed in the Company Disclosure Schedules shall expressly not be deemed to constitute an admission or indication by Seller or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No disclosure in a Section of any Company Disclosure Schedules shall be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in any Section of any Company Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any matter in any Section of any Company Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Party not expressly set forth in this Agreement or as adding to or extending the scope of any of a Party’s representations or warranties in this Agreement (except to the extent that the representations and warranties set forth herein require an affirmative listing obligation). Any capitalized terms used in any Company Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.
5.Expenses. Except (a) as otherwise set forth in Section 8.04(e) and (b) for the filing fees paid or payable to Governmental Authorities under the HSR Act or any other Antitrust Law, all costs of the Company’s directors’ and officers’, employment practices and fiduciary liability “tail” insurance obtained in accordance with Section 7.02, all costs of any R&W Insurance Policy and any costs and fees of the Escrow Agent, each of which shall be fully paid by Buyer, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, including any advisor fees and expenses, whether or not the Transactions are consummated, shall be paid by the Person incurring such cost or expense. For the avoidance of doubt, Seller and Company shall pay, or caused to be paid, the Company Transaction Expenses on or prior to the Closing. Notwithstanding the foregoing, if there shall occur any dispute or proceeding among the Parties relating to this Agreement or the Transactions, all costs and expenses incurred in connection therewith shall be paid by the Party incurring such cost or expense.
6.Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Seller, (a) to any Affiliate of Buyer (unless doing so would restrict or delay the consummation of the Transactions); or (b) to any of Buyer’s financing sources for the Transactions, as collateral; provided that, in the case of each of clauses (a) and (b), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder to the extent such obligations are not performed by its applicable Affiliate.
7.Parties in Interest. This Agreement will be binding upon, inure solely to the benefit of and be enforceable solely by the Parties and their respective successors and permitted assigns, except to the extent otherwise provided in Section 12.13.
8.Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the Laws of the State of Delaware, including its statute of limitations, without giving effect to any conflict-of-laws or borrowing statute thereof or other rule that would result in the application of the Laws of another jurisdiction.
9.Jurisdiction.
(a)Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to (i) any dispute arising under Section 2.07 (Post-Closing Purchase Price Adjustment), (ii) Section 8.04(a) and/or (iii) Section 8.04(b) which shall be governed by the procedures specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or permitted assigns, shall be brought and determined exclusively in the Delaware Court of Chancery within the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over such Proceeding, any other court of the State of Delaware located in the City of Wilmington, State of Delaware, or the United States District Court for the District of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts.
(b)Subject to the provisions of Section 2.07 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with Section 12.01; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) such Proceeding in such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.Waiver of Jury Trial.
(a)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.10(a) AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Transactions, including contract claims, tort claims, breach-of-duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
(b)EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

11.Relationship of the Parties. The Parties agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement and the other Transaction Documents and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between Seller and Buyer except to the extent that Buyer has relied on the representations and warranties expressly set forth in Article III and Article IV (in each case, as qualified by the Company Disclosure Schedules in accordance with Section 12.04) and in any Transaction Document.
12.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
13.Third-Party Beneficiaries. Except as otherwise expressly provided herein (i) with respect to the Covered Persons, Non-Recourse Parties, Other Indemnitors, Seller Releasees and the Buyer Releasees, (ii) with respect to the matters set forth in Section 12.22 and/or (iii) with respect to the matters set forth in Section 12.23, the representations, warranties, covenants and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties, covenants or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon or enforce the terms thereof.
14.Entire Agreement. This Agreement (including the other Transaction Documents and the other documents and instruments referred to herein and therein), the Confidentiality Agreement, and the Company Disclosure Schedules sets forth the entire agreement and understanding of the Parties in respect of the Transactions and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.
15.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible. In the event that the Parties are unable to agree to such determination, the Parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be valid and enforceable as so modified.
16.Specific Performance. Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article XI, (a) each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement against the other Party, and (b) the right of specific performance is an integral part of the Transactions and without that right no Party would have entered into this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond.
17.Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
18.Headings. Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.
19.Non-Recourse.
(a)No past, present or future director, officer, member, manager, employee, incorporator, agent, attorney or representative of Buyer, Seller or the Acquired Companies or any Subsidiaries or Affiliates of Buyer, Seller or the Acquired Companies (each, but excluding any Party, a “Non-Recourse Party”) shall be deemed to (a) have made any representations or warranties, or entered into any covenants or agreements, in connection with the Transactions, except as set forth in any Transaction Document to which such Non-Recourse Party is a party; or (b) have any personal liability for any representations, warranties, obligations or liabilities of any Party under this Agreement or any other Transaction Document for any claim based on, in respect of, or by reason of, this Agreement, the Transaction Documents and the Transactions;

provided, however, that nothing herein shall limit the liability of any Non-Recourse Party for fraud personally committed thereby. It is further understood that any certificate contemplated by this Agreement and executed by an officer or other representative of a Party shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or representative, as applicable, of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer or representative in his or her individual capacity. Each Non-Recourse Party is intended to be an express third-party beneficiary of this Section 12.19 and may specifically enforce its terms.
(b)The Parties agree that, subject to the limitations in Section 3.25 and Section 4.06, nothing in this Agreement (including Section 10.01, Section 12.19(a) or Section 12.23) shall limit (i) any Person’s right to bring a claim until the latest time permitted by applicable Law based on the fraud of any other Person (such other Person, the “Fraudulent Actor”) against such Fraudulent Actor at any time following the Closing (which claim, for the avoidance of doubt, may only be brought in respect of the representation or warranty set forth in this Agreement or any Transaction Document with respect to which the fraud of such Fraudulent Actor is being claimed, whether such representation or warranty was made by such Fraudulent Actor or any other Person) or (ii) any of the first specified Person’s rights against such Fraudulent Actor pursuant to any such claim.
20.No Set-Off. The obligation of Buyer to pay to Seller the Final Purchase Price (or any portion thereof) and any other payments hereunder, or under any agreements entered into in connection with the Transactions, shall not be subject to any right of set-off against any of Seller’s obligations whatsoever, and Buyer hereby irrevocably waives any and all such rights.
21.Interpretation.
(a)The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.
(b)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.
(d)“made available to Buyer” means all such information, documents or material which have been made available to Buyer or its Representatives by Seller, the Company or their Representatives for review in the and was labeled and indexed, in the “Husky” virtual data room electronic data room maintained by the Company with Intralinks in connection with the transactions contemplated hereby, in each case, to the extent made available (i) at least 24 hours prior to the execution of the Agreement and (ii) as of the Closing, such information, documents or materials shall have been made available to Buyer at least 24 hours prior to the Closing.

(e)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(f)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(g)“Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(h)References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
(i)References to any Person include the successors and permitted assigns of that Person.
(j)The word “day,” unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(k)Unless the context otherwise requires, references to “Law,” “Laws” or to a particular Law shall be deemed to refer to such Law as amended from time to time, and to the rules and regulations promulgated thereunder.
22.Conflicts and Privilege. Recognizing that Finn Dixon & Herling LLP (“Finn Dixon”) has acted as legal counsel to Seller and its Affiliates (including the Acquired Companies) prior to the Closing, and that Finn Dixon intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Acquired Companies) after the Closing, each of Buyer and the Acquired Companies hereby waives, on its own behalf, any conflicts that may arise in connection with Finn Dixon representing Seller and/or its Affiliates after the Closing as such representation may relate to any Acquired Company or the Transactions. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Acquired Company and Finn Dixon in the course of the negotiation, documentation and consummation of the Transactions (the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Acquired Companies). Accordingly, the Acquired Companies shall not, without Seller’s consent, have access to any Privileged Communications, or to the files of Finn Dixon relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications and the related engagement, and none of the Acquired Companies shall be a holder thereof, (ii) to the extent that files of Finn Dixon in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Acquired Companies) shall hold such property rights and (iii) Finn Dixon shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to any of the Acquired Companies by reason of any attorney-client relationship between Finn Dixon and any of the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and any of the Acquired Companies, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Acquired Companies may access or obtain all or a portion of the Privileged Communications for the sole purpose of defending against such dispute, and may assert the attorney-client privilege to prevent disclosure to such Third Party of the Privileged Communications; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that Buyer or any of the Acquired Companies are legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications for the sole purpose of complying with any such Legal Request. In the event of any Legal Request, Buyer shall, to the extent legally permitted under applicable Law (including applicable Law restricting the disclosure of confidential supervisory information) and not impracticable after using reasonable efforts, promptly notify Seller in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent practicable) so that Seller may attempt to seek a protective order, and Buyer agrees to use all commercially reasonable efforts (at the sole cost and expense of Seller) to assist therewith. Finn Dixon is intended to be an express third-party beneficiary of this Section 12.22 (including all definitions of defined terms used in this Section 12.22) and may specifically enforce its terms.
23.Release.
(a)Effective as of the Closing Date, Buyer, on behalf of itself and its Affiliates (including the Acquired Companies), heirs, legal representatives, successors and assigns (collectively, the “Buyer Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, Seller’s Affiliates and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, employees, agents and representatives but excluding portfolio companies of Seller or its Affiliates (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, suits, demands, damages, judgments and liabilities of every kind, nature and description whatsoever, in law or in equity, which such Buyer Releasor ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Acquired Companies or the Business prior to the Closing Date. Buyer, on behalf of itself and the other Buyer Releasors, covenants and agrees that no Buyer Releasor shall, nor shall any Buyer Releasor cause its respective Affiliates and Subsidiaries to, assert any such claim against any Seller Releasee. Notwithstanding anything contained in this Section 12.23(a) to the contrary, the release set forth in this Section 12.23(a) shall not affect or release the rights or obligations of Buyer under this Agreement or under any other Transaction Document or release any Person from liability for fraud. Each Seller Releasee is intended to be an express third-party beneficiary of this Section 12.23(a) and may specifically enforce its terms.
(b)Effective as of the Closing Date, Seller, on behalf of itself and its Affiliates, heirs, legal representatives, successors and assigns (collectively, the “Seller Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by

Law, each Acquired Company and each of its individual, joint or mutual, past, present and future Affiliates, members, shareholders, partners (including general and limited partners), equityholders, controlling persons, representatives and Subsidiaries and the predecessors, successors and assigns of any of the foregoing (individually, a “Buyer Releasee” and collectively, “Buyer Releasees”) from any and all actions, causes of action, claims, suits, demands, damages, judgments and liabilities of every kind, nature and description whatsoever, in law or in equity, which such Seller Releasor now has, have ever had or may in the future have against the respective Buyer Releasees related to the Acquired Companies or the Business prior to the Closing Date. Seller, on behalf of itself and the other Seller Releasors, covenants and agrees that no Seller Releasor shall, nor shall any Seller Releasor cause its respective Affiliates and Subsidiaries to, assert any such claim against any Buyer Releasee. Notwithstanding anything contained in this Section 12.23(b) to the contrary, the release set forth in this Section 12.23(b) shall not affect or release the rights or obligations of Seller under this Agreement or under any other Transaction Document or release any Person from liability for fraud.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
UW HOLDINGS, LLC
By:         /s/ Devlin Riley
    Name:    Devlin Riley
    Title:    Chief Executive Officer
UW INTERCO, LLC
By:         /s/ Devlin Riley
    Name:    Devlin Riley
    Title:    Chief Executive Officer
APOGEE ENTERPRISES, INC.
By:         /s/ Ty R. Silberhorn
    Name:    Ty R. Silberhorn
    Title:    Chief Executive Officer

[Signature Page to the Membership Interest Purchase Agreement]